Exhibit 10.1

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of the entire
issued share capital of

ACCEPTÉ HOLDING B.V.

DATED 26 November 2013

between

SFXE NETHERLANDS HOLDINGS B.V.

as Purchaser

and

THE PARTIES LISTED IN ANNEX (A)

as Sellers

and

NOORDERHUYS PARTICIPATIES B.V.

MR R.T. HOEKSEMA

MR B.J. WESSELINK

and

SFX ENTERTAINMENT INC.

as Parent

and

ACCEPTÉ HOLDING B.V.

as the Company

INDEX

Clause		Page

1	DEFINITIONS AND INTERPRETATION	4
2	PURCHASE AND SALE SHARES	5
3	PURCHASE AND SALE SECOND TRANCHE SHARES	5
4	PENALTY CLAUSE	6
5	PURCHASE PRICE SHARES	6
6	PURCHASE PRICE SECOND TRANCHE SHARES	9
7	CONDITIONS PRECEDENT	11
8	PRE-COMPLETION UNDERTAKINGS	13
9	COMPLETION	16
10	WARRANTIES	21
11	BREACH	23
12	LIMITATION OF LIABILITY	24
13	SPECIFIC INDEMNITIES	26
14	TAX INDEMNITY	27
15	PROCEDURES FOR TAX CLAIMS	29
16	LIABILITY OF THE SELLERS	30
17	ESCROW	31
18	FUNDING COMMITMENT	31
19	NO SOLICITATION OF OTHER BIDS	31
20	POST COMPLETION COVENANTS	32
21	CONFIDENTIALITY	33
22	ACKNOWLEDGEMENT IN RELATION TO THE CONSIDERATION SHARES	34
23	TERMINATION	36
24	SELLERS’ REPRESENTATIVE	37
25	TRANSITIONAL PROVISIONS	38
26	COSTS AND EXPENSES	39
27	PAYMENTS	39
28	ASSIGNMENT	40
29	ENTIRE AGREEMENT	40
30	AMENDMENTS	40
31	WAIVER	40
32	NO THIRD PARTY BENEFICIARIES	40
33	INVALIDITY	41
34	NOTICES	41
35	NOTARIAL INDEPENDENCE	42
36	NO RIGHT TO RESCIND OR NULLIFY AGREEMENT	42
37	GOVERNING LAW AND DISPUTES	42
38	COUNTERPARTS	43
39	EXCHANGE RATE	43

THIS SHARE PURCHASE AGREEMENT is dated 26 November 2013 and made between:

(1)                                          SFXE NETHERLANDS HOLDINGS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its office address at Prins Bernhardplein 200, 1097JB Amsterdam, the Netherlands (the Purchaser);

(2)                                          ACCEPTÉ B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Groningen, the Netherlands, and its office address at Nieuwe Boteringestraat 28-30, (9712 PM) Groningen, the Netherlands (Accepté);

(3)                                          Mr J.W. Van der Meer, born in Rotterdam, the Netherlands on 28 April 1981, residing at Plantage Muidergracht 63, (1018 TM) Amsterdam, the Netherlands (Van der Meer);

(4)                                          Mr B. Beute, born in Noordoostpolder, the Netherlands on 16 December 1970, residing at Marnelaan 39, (9227 DS) Groningen, the Netherlands (Beute);

(5)                                          Noorderhuys Participaties B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Heerenveen, the Netherlands, and its office address at Mercatorweg 2 b, (8501 XK) Joure, the Netherlands (Noorderhuys);

(6)                                          Mr R.T. Hoeksema, born in Harlingen, the Netherlands on 7 February 1980, residing at Daniel Stalpertstraat 46 hs, (1072 XH) Amsterdam, the Netherlands (Hoeksema);

(7)                                          Mr B.J. Wesselink, born in Nijmegen, the Netherlands on 2 October 1984, residing at Oostersingel 23-5, (9713 EX) Groningen, the Netherlands (Wesselink);

(8)                                          SFX ENTERTAINMENT INC. a Delaware corporation, incorporated under the laws of Delaware, having its office address at 430 Park Ave., Sixth Floor, New York, New York, United States (the Parent); and

(9)                                          ACCEPTÉ HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Groningen, the Netherlands, and its office address at Nieuwe Boteringestraat 28-30, (9712 PM) Groningen, the Netherlands (the Company).

Parties (2) up to and including (4) are also jointly referred to as the Sellers and individually as a Seller and Parties (1) through (9) are also jointly referred to as the Parties and individually as a Party.

WHEREAS:

(A)                                        The Sellers are the legal and beneficial owners of 1,999,998 (one million nine hundred ninety nine thousand nine hundred ninety eight) ordinary shares with a nominal value of EUR 0.01 (in words: one euro cent) each and 1 (one) preference share with a nominal value of EUR 0.01 (in words: one euro cent) (together the Total Shares) in the share capital of the Company;

(B)                                        The Total Shares constitute one hundred per cent. (100%) of the issued share capital of the Company;

(C)                                        The Company and the Subsidiaries (the Group or the Group Companies) are engaged in the business of event ticketing and providing professional services to event organizers and promoters in order to sell tickets to third parties (the Business);

(D)                                        The Parties have obtained all necessary corporate approvals to enter into this Agreement and to complete the transaction contemplated hereby; and

(E)                                         The Sellers wish to sell and transfer the Shares to the Purchaser and the Purchaser wishes to purchase and accept transfer of the Shares from the Sellers on the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1                                                  DEFINITIONS AND INTERPRETATION

1.1                                        Definitions

Capitalised words and expressions used in this Agreement have the meanings set out in Annex 1.1, unless the context clearly requires otherwise.

1.2                                        Interpretation

In this Agreement:

(a)                       the singular includes the plural and vice versa, and each gender includes the other genders;

(b)                       references to “writing” shall be to letters and facsimiles only;

(c)                        the words “include”, “including” and “includes” shall be deemed to be followed by the words “without limitation”;

(d)                       references to any time of day are to the time in the Netherlands;

(e)                        headings are inserted for convenience only and shall not affect the interpretation of this Agreement;

(f)                         reference to a statutory provision or law includes a reference to that statutory provision or law as amended, extended or applied by or under any other statute or law after Completion;

(g)                        references to Clauses, Annexes or Schedules are, unless otherwise indicated, references to clauses, annexes or schedules of this Agreement;

(h)                       all Annexes and Schedules to this Agreement form an integral part of this Agreement and shall have the same force and effect as any other provisions of this Agreement;

(i)                           no provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision;

(j)                          a reference to a person includes any individual, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality); and

(k)                       references to any Dutch legal term shall in respect of any jurisdiction other than the Netherlands be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction.

2                                                  PURCHASE AND SALE SHARES

2.1                                        Purchase and Sale

2.1.1                              Subject to the terms and conditions of this Agreement, the Sellers hereby sell approximately seventy-five per cent. (75%) of the ordinary shares in the capital of the Company (the Shares) to the Purchaser and agree to transfer the Shares to the Purchaser on the Completion Date, free from any Encumbrances.

2.1.2                              The Shares shall comprise of:

(a)                                965,000 ordinary shares numbered 1 through 965,000 (Shares 1);

(b)                                431,600 ordinary shares numbered 965,001 through 1,396,600 (Shares 2);

(c)                                 51,700 the ordinary shares numbered 1.800.001 through 1,851,700 (Shares 3);

(d)                                51,700 the ordinary shares numbered 1.900.000 through 1,951,699 (Shares 4);

2.1.3                             Subject to the terms and conditions of this Agreement, the Purchaser hereby purchases the Shares from the Sellers and agrees to accept transfer of the Shares from the Sellers on the Completion Date, free from any Encumbrances.

2.2                                        Benefit and risk

Subject to Completion and the terms and conditions of this Agreement, the Group Companies and the Shares, as well as all rights and obligations in connection with the Business, shall be for the benefit and risk of the Purchaser and shall be transferred to the Purchaser with effect as from the Completion Date.

3                                                  PURCHASE AND SALE SECOND TRANCHE SHARES

The Sellers hereby agree to sell the remaining (approximately) twenty-five per cent. (25%) of the ordinary shares in the capital of the Company numbered 1,396,601 through 1,800,000, 1,851,701 through 1,899,999 and 1,951,700 through 1,999,998 (the Second Tranche Shares) to the Purchaser and hereby agree to transfer the Second Tranche Shares to the Purchaser on the Second Tranche Completion Date

under the terms and conditions of this Agreement and the notarial deed of transfer substantially in the form attached hereto as Annex 3. For the avoidance of any doubt, the Sellers shall not give any warranties and/or indemnities upon the sale and transfer of the Second Tranche Shares, other than the guarantees which are included in the notarial deed of transfer attached hereto as Annex 3.

4                                                  PENALTY CLAUSE

4.1.1                              Upon the occurrence of any event which constitutes a breach of the duties of the Sellers pursuant to Clause 3 and 6, the Sellers shall at the Purchaser’s first request pay to the Purchaser a penalty in the amount of EUR 500,000 (in words: five hundred thousand euro) for the breach without the need to serve a Notice to the Sellers or the need for a court order and without prejudice to Purchaser’s right to recover damages in excess of the amount of such penalty.

4.1.2                              The Sellers hereby agree to create a Dutch law first priority right of pledge (pandrecht eerste in rang) over the Second Tranche Shares in favor of the Purchaser with effect as of immediately after Completion as security for the obligations of the Sellers to pay the penalty as referred to in Clause 4, under the terms and conditions of the notarial deed of pledge substantially in the form attached as Annex 4.1.2.

5                                                  PURCHASE PRICE SHARES

5.1                                        Purchase Price Shares

In consideration for the sale and transfer of the Shares, the Purchaser shall:

(a)                      pay an amount of EUR 4,000,000 (in words: four million euro) (the Consideration Payment) in cash to the Sellers; and

(b)                      procure that the Parent shall issue to the Sellers a number of common stock in the share capital of the Parent (the Parent Common Stock), free from any Encumbrances (the Consideration Shares), subject to adjustment in accordance with Clause 5.4, to be held by such Seller as set out in Clause 5.2, which number of Parent Common Stock shall be calculated as follows:

(A * B) / C, whereby

A is an amount equal to EUR 8,000,000 (in words: eight million euro);

B is the Exchange Rate at the day immediately preceding the Completion Date; and

C is the five (5) day average share price at closing of trade of the Parent Common Stock on the five (5) trading days immediately preceding the Completion Date.

The Consideration Payment and the Consideration Shares hereinafter referred to as the Initial Purchase Price after adjustment in accordance with Clause 5.4, hereinafter referred to as the Purchase Price.

The Sellers acknowledge and agree that the Consideration Shares will be subject to certain lock-up requirements all as further set out in the Lock-Up Agreement.

5.2                                        Entitlement to Initial Purchase Price

The Initial Purchase Price shall be paid to the Sellers in the following order:

(i)                           The Consideration Payment shall be paid to Accepté as payment in respect of the Shares 1;

(ii)                        75.85% of the Consideration Shares shall be issued to Accepté as payment in respect of the Shares 2;

(iii)                     14.49% of the Consideration Shares shall be issued to Van der Meer as payment in respect of the Shares 3; and

(iv)                    9.66% of the Consideration Shares shall be issued to Beute as payment in respect of the Shares 4.

5.3                                        Negative Tax consequences

Any and all negative Tax consequences as a result of the division of the Initial Purchase Price between the Sellers will be for the risk and account of the Sellers and the Sellers hereby indemnify and hold the Purchaser Indemnified Parties harmless for any such negative Tax consequences.

5.4                                        Adjustment of the Initial Purchase Price

5.4.1                              The Parties agree that the Initial Purchase Price has been determined on the basis that (i) the Group Companies shall have no Debt or Cash as at the Completion Date, (ii) the Group Companies shall have a Working Capital of EUR 0 (in words: zero euro) as at the Completion Date (the Target Working Capital), and (iii) the Foundation Assets shall be equal to the Foundation Liabilities. Should the aforementioned assumptions be incorrect as of the Completion Date, then the Initial Purchase Price shall be adjusted pursuant to Clauses 5.4.2 through 5.4.14.

5.4.2                              The Initial Purchase Price shall be increased by the amount of any Cash and decreased by the amount of any Debt of the Group Companies as appears from the Final Balance Sheet as defined in Clause 5.4.8 (the Cash and Debt Adjustment).

5.4.3                              The Initial Purchase Price shall be increased by the amount of any Foundation Assets and decreased by the amount of any Foundation Liabilities of the Foundation as appears from the Final Balance Sheet (the Foundation Adjustment).

5.4.4                              The Initial Purchase Price shall be decreased by the amount by which the Working Capital as at the Completion Date (the Actual Working Capital) is less than an amount equal to EUR 0 (in words: zero euro) and increased by the amount by which the Actual Working Capital exceeds an amount equal to EUR 0 (in words: zero euro) as appears from the Final Balance Sheet (the Working Capital Adjustment).

5.4.5                              For the purpose of determining the Purchase Price, the amount of the Cash and Debt Adjustment, the Foundation Adjustment and the Working Capital Adjustment shall initially be computed on the basis of the Interim Accounts (the Estimated Balance Sheet) and the working papers in connection therewith, setting forth the Sellers’ good faith estimate of Working Capital, Cash and Debt and the Foundation Assets and the Foundation Liabilities as of 30 September 2013. In order to reflect that Completion will take place almost two (2) months after 30 September 2013, Parties have agreed to make a deduction in relation to the Working Capital of EUR 200,000 (in words: two hundred thousand euro).

5.4.6                              The balance of the amount determined pursuant to Clause 5.4.5 shall be paid in the same manner as included in Clause 5.4.12.

5.4.7                              Not later than ninety (90) Business Days after the Completion Date, the Purchaser will deliver to the Sellers an unaudited consolidated balance sheet of the Group Companies and the Foundation as of the Completion Date, prepared in accordance with the Accounting Principles and consisting of the line items set out in the Estimated Balance Sheet (the Proposed Balance Sheet) and the working papers in connection therewith, setting forth the amount of Working Capital, Cash and Debt and the Foundation Assets and the Foundation Liabilities as of the Completion Date.

5.4.8                              Within a period of fifteen (15) Business Days after the receipt by the Sellers of the Proposed Balance Sheet and the working papers in connection therewith, the Sellers shall inform the Purchaser in writing whether they agree to or dispute the Proposed Balance Sheet in whole or in part (Balance Sheet Notice). If no Balance Sheet Notice is received from the Sellers within the fifteen (15) Business Days term, the Proposed Balance Sheet shall be deemed to be agreed between and binding upon the Parties. If the Proposed Balance Sheet is disputed by the Sellers in the Balance Sheet Notice received by the Purchaser within such fifteen (15) Business Day period, the Parties shall within a period of twenty (20) Business Days after the receipt of the Balance Sheet Notice by the Purchaser endeavour to agree on a definitive balance sheet (the Final Balance Sheet) prepared in accordance with the Accounting Principles.

5.4.9                              If the Sellers and Purchaser fail so to agree within the said twenty (20) Business Days period, either the Sellers or the Purchaser may refer any dispute for resolution to a reputable “Big Four” international accounting firm (other than the existing auditors of the Sellers or the Purchaser) (the Expert) appointed (i) by the Sellers and the Purchaser or (ii) in default of agreement on such appointment within five (5) Business Days, by the chairman of the Netherlands Institute of Chartered Accountants (NBA, Nederlandse Beroepsorganisatie van Accountants). The Expert shall be instructed to render its opinion as soon as practicable and in any event within twenty (20) Business Days after the date of the engagement letter pursuant to which the Expert is formally instructed to render its opinion.

5.4.10                       In making its determination the Expert shall act as an expert and not as an arbitrator and the decision of the Expert shall (in the absence of manifest error) be final and binding on the Parties (bindend advies). The expenses of the Expert shall be borne by one or more of the Sellers and Purchaser in such equitable proportions as the Expert shall direct, taking into account the amount in dispute, the character of the dispute and the prevailing party in the dispute.

5.4.11                       The Proposed Balance Sheet shall be adjusted on the basis of the Expert’s resolution of such dispute and as so adjusted shall become the Final Balance Sheet.

5.4.12                       After the Final Balance Sheet has been agreed in accordance with Clause 5.4.8 or has been finally determined in accordance with Clause 5.4.9 and 5.4.10, the Cash and Debt Adjustment, the Working Capital Adjustment and the Foundation Adjustment shall to the extent applicable be recomputed on the basis of the Final Balance Sheet as so determined. To the extent the amount paid by the Purchaser to the Sellers at Completion, as computed using the Estimated Balance Sheet, differs from the Purchase Price as finally computed on the basis of the Final Balance Sheet, the Sellers shall pay the excess to the Purchaser, by transferring a certain number of Consideration Shares to the Purchaser which number of Consideration Shares shall be calculated by converting such amount in the equivalent USD amount at the applicable Exchange Rate at Completion and by dividing such amount by the average five (5) day average share price at closing of trade of the Parent Common Stock on the five (5) trading days immediately preceding the Completion Date or the Purchaser shall pay the deficiency to the Sellers, as the case may be, within five (5) Business Days after the Final Balance Sheet is finally determined.

5.4.13                       Parties acknowledge and agree that the Initial Purchase Price will not be adjusted pursuant to this Clause 5.4 if and to the extent any such adjustment would be less than EUR 750,000 (in words: seven hundred fifty thousand euro). In the event the adjustment exceeds the amount of EUR 750,000 (in words: seven hundred fifty thousand euro) the Initial Purchase Price will be adjusted by the amount in excess of 750,000 (in words: seven hundred fifty thousand euro).

5.4.14                       Annex 5.4 hereto sets forth an example of the determination of the adjustment of the Initial Purchase Price pursuant to this Clause 5.4.

6                                                  PURCHASE PRICE SECOND TRANCHE SHARES

6.1                                        Purchase Price Second Tranche Shares

6.1.1                              Parties acknowledge and agree that the amount of the Second Tranche Purchase Price will be calculated as follows:

6 * EBITDA * 25%

The EBITDA of the Group Companies will be calculated on the basis as set forth in Annex 6.1.1, and is subject to the conditions, procedure, calculation and valuation methods as set out in this Clause 6.

6.1.2                              For the purpose of calculating the Second Tranche Purchase Price the Purchaser shall use the Company’s consolidated annual accounts in respect of the period of 1 January 2015 up to and including 31 December 2015 prepared by the management board in accordance with the Accounting Principles and adopted by the general meeting of shareholders of the Company (the 2015 Accounts).

6.1.3                              No later than 31 March 2016, the Purchaser shall provide the Sellers with the 2015 Accounts and the calculation of the Second Tranche Purchase Price (the Calculation Second Tranche Purchase Price) and the working papers from which the Calculation Second Tranche Purchase Price has been derived.

6.1.4                              Within twenty (20) Business Days after the receipt of the Calculation Second Tranche Purchase Price, the Sellers shall inform the Purchaser in writing whether the Sellers agree to or dispute the Calculation Second Tranche Purchase Price in whole or in part. If no such Notice is received from the Sellers within such twenty (20) Business Days term, the Calculation Second Tranche Purchase Price shall be deemed to be agreed between and binding upon the Parties. If the Calculation Second Tranche Purchase Price is disputed in a written Notice received by the Purchaser within such twenty (20) Business Day period, the Parties shall for ten (10) Business Days after such receipt attempt to resolve their differences and reach agreement on the merits and amount of the disputed portion.

6.1.5                              In the event that any dispute relating to the Calculation Second Tranche Purchase Price is not resolved within the period referred to in Clause 6.1.4 (or such longer period as agreed upon in writing between the Parties) then the matter shall be referred to and resolved by the Expert on the terms and conditions as set out in Clause 5.4.9 through 5.4.12.

6.1.6                              The Second Tranche Purchase Price shall be paid to the Sellers on the Second Tranche Completion Date as follows:

(a)                      one-third of the Second Tranche Purchase Price shall be paid in cash; and

(b)                      two-third of the Second Tranche Purchase Price shall be paid by the issuance by the Parent of Parent Common Stock, free from any Encumbrances (the Second Tranche Consideration Shares).

The number of the Second Tranche Consideration Shares to be issued to the Sellers shall be calculated as follows:

(A * B) / C, whereby

A is two-third of the Second Tranche Purchase Price;

B is the Exchange Rate at the day immediately preceding the Second Tranche Completion Date; and

C is the five (5) day average share price at closing of trade of the Parent Common Stock on the five (5) trading days immediately preceding the Second Tranche Completion Date.

7                                                  CONDITIONS PRECEDENT

7.1                                        Conditions Precedent in respect of the Purchaser’s obligation to proceed with Completion

7.1.1                              The obligation of the Purchaser to proceed with the Completion is subject to the satisfaction of each of the following Conditions Precedent, or the waiver thereof in writing by the Purchaser at its sole discretion, at or prior to Completion:

(a)                       the Sellers have performed their obligations under this Agreement which are required to be performed by them at or prior to Completion, in accordance with the terms hereof;

(b)                       Hoeksema, Wesselink, Beute and Van der Meer (the Key Employees) have entered into employment agreements with the Company, substantially in the form attached hereto as Schedule 7.1(b) (the Key Employment Agreements);

(c)                        except as expressly provided otherwise in this Agreement, the Sellers have caused full payment of (i) all indebtedness owed to any of the Group Companies by either any of the Sellers or any Related Person of the Sellers, and (ii) all indebtedness owed by any of the Group Companies to either any of the Sellers or any Related Person of the Sellers;

(d)                       except as expressly provided otherwise in this Agreement, the Sellers have released and caused the written release by (i) any of the Sellers, (ii) any Related Person of the Sellers, as applicable, and (iii) any third party creditor including lenders, as applicable, of all obligations (actual and/or contingent) assumed by any of the Group Companies under joint financing agreements, guarantees issued by any of the Group Companies, or any other form of security granted or joint liability assumed by any of the Group Companies for the benefit of any of the Sellers and/or any Related Person of the Sellers;

(e)                        each of the Accounts comply to the reasonable satisfaction of the Purchaser with Applicable Laws, and the rules, regulations and requirements of the United States Securities and Exchange Commission; and

(f)                         the general meeting of shareholders of Accepté, if any, have approved the Transaction.

(g)                        The bank of the Company — ING Bank N.V. — approves of the Company entering into this Agreement and the Purchaser upon the execution of this Agreement — becoming a majority shareholder in the capital of the Company.

7.1.2                              The obligation of the Purchaser to consummate Completion is subject to the condition that none of the following events have taken place (i) by the time that the Conditions Precedents set forth in Clause 7.1.1 are satisfied or waived and (ii) immediately prior to Completion:

(a)                       any facts or circumstances constituting a material Warranty Breach;

(b)                       any of the material Sellers’ Warranties being misleading, incomplete, untrue and/or incorrect;

(c)                        a Governmental Entity or third party has commenced or announced any Proceeding (i) involving any material challenge to, or seeking damages or other relief in connection with the contemplated Transaction or (ii) that may have the effect of preventing or otherwise materially interfering with the contemplated Transaction;

(d)                       Completion or any other transaction contemplated by this Agreement has been prohibited or restricted pursuant to the enactment, promulgation or enforcement of any Applicable Laws; and

(e)                        anything which has a Material Adverse Effect, whether as the result of one (1) event or as the cumulative result of several events.

7.2                                        Best efforts to consummate Completion

Each Party shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable to ensure that the Conditions Precedent are satisfied and to consummate the Completion as soon as practicable.

7.3                                        Awareness of satisfaction or threatening non-satisfaction

Each Party shall notify the other Party immediately upon becoming aware of the satisfaction of a Condition Precedent as referred to in Clause 7.1.1 and 7.1.2 or upon becoming aware that a Condition Precedent as referred to in Clause 7.1.1 and 7.1.2 will or may not be satisfied (providing appropriate details and clarification to the other Party as to the reason why the relevant Condition(s) Precedent will or may not be satisfied).

7.4                                        Long Stop Date

If the Conditions Precedent as referred to in Clause 7.1.1 and 7.1.2 have not been satisfied or waived by the Purchaser, or if Completion has not taken place, by the date that is three (3) months after the date hereof (the Long Stop Date), then the Purchaser may, by written notice to the Sellers, terminate this Agreement. Upon delivery of such notice, neither the Sellers nor the Purchaser shall be bound to proceed with the sale and transfer of the Shares and, except for Clause 1, 7.4, 21 through Clause 39 and Annex 1.1 of this Agreement, this Agreement shall then automatically terminate and be of no further force or effect and no Party shall have any claim hereunder of any nature whatsoever against the other Party. Termination as aforesaid shall be without limitation to any remedy whether for damages or otherwise, that the Purchaser may have against the Sellers in case of any material breach by the Sellers of any of its obligations under this Agreement.

8                                                  PRE-COMPLETION UNDERTAKINGS

8.1                                        Access and information

Until the Completion Date, the Sellers and the Company shall, and shall procure that each of the Group Companies shall (without in any way whatsoever dismissing or obviating any of the Warranties or other representations, warranties, indemnities, covenants or agreements of the Sellers under this Agreement):

(a)                       allow the Purchaser and its employees and its Representatives to make such further investigation of the Business, operations and properties of the Sellers and the Group Companies as is reasonable in connection with this Agreement, and fully cooperate with these investigations;

(b)                       allow the Purchaser, its employees and Representatives access, during regular business hours and upon reasonable advance notice, to all premises occupied by the Group Companies and to all contracts, books and records and other documents and data (whether financial, operating or otherwise) of each of the Group Companies as the Purchaser reasonably requests in connection with this Agreement;

(c)                        allow (upon request) a senior representative of the Purchaser to attend management team meetings, if any, of any of the Sellers and/or any of the Group Companies;

(d)                       furnish the Purchaser, its employees and its Representatives with copies of all such contracts, books and records and other documents and data as the Purchaser may reasonably request; and

(e)                        cooperate with an assignment and transfer of any of the intellectual property rights held by any of the Group Companies, at the first written request of the Purchaser but subject to Completion.

8.2                                        Conduct of business

As from the date of signing of this Agreement until immediately prior to Completion, the Sellers and the Company shall, and shall procure that the Group Companies shall:

(a)                       operate the Business only in the ordinary course of business and consistent with past practice;

(b)                       conduct the Business in a manner most likely to preserve the value of the Group Companies and the Business, and keep the Business and properties of the Group Companies substantially intact, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, Employees and others having business relationships with the Group Companies;

(c)                        maintain accounts receivable, inventory, accounts payable and other working capital accounts in a manner consistent with generally accepted business practices and past practice during the twelve (12) months prior to the date of this Agreement;

(d)                       not take any action or allow any state of affairs which could reasonably be expected to prevent the satisfaction of any Condition Precedent;

(e)                        comply in all material respects with all Applicable Laws;

(f)                         inform the Purchaser prior to entering into any contract with a term in excess of twelve (12) months or that shall have a value of more than EUR 50,000 (in words: fifty thousand euro);

(g)                        otherwise report in writing periodically bi-weekly to the Purchaser concerning the status of the Business, operations and finances of the Group Companies and any material damage in prospects and outlook of the Business of the Group Companies; and

(h)                       as soon as reasonably practicable report to the Purchaser on any matter, fact or circumstance which the Sellers and the Company should reasonably understand to be of material importance to the Purchaser as a purchaser of the Group Companies.

8.3                                        Negative Covenant

As from the date of signing this Agreement until immediately prior to Completion, the Sellers and the Company shall not, and shall procure that none of the Group Companies shall, except in each case (i) with the prior written consent of the Purchaser which shall not be unreasonably withheld or delayed but which may be made conditional, or (ii) as agreed in this Agreement:

(a)                       sell, transfer or otherwise dispose of any Assets that have a fair market value or for which consideration shall be due in excess of EUR 10,000 (in words: ten thousand euro) individually or EUR 50,000 (in words: fifty thousand euro) in the aggregate;

(b)                       pledge or permit the creation of any Encumbrance on any of its Assets;

(c)                        make any investment or capital expenditure, whether by the purchase of shares or securities, contributions to capital, property transfers, or by the purchase of any property or assets, except for capital expenditures that do not exceed EUR 10,000 (in words: ten thousand euro) individually or EUR 25,000 (in words: twenty-five thousand euro) in the aggregate or that are otherwise expressly provided for in this Agreement;

(d)                       incur any indebtedness or assume, guarantee or otherwise become responsible for the obligations of, or make any loans or advances in excess of, EUR 10,000 (in words: ten thousand euro) individually or EUR 25,000 (in words: twenty-five thousand euro) in the aggregate;

(e)                        make any material changes to employment terms and conditions (including compensation, fringe benefits or any other employment benefit plan or arrangement) of any Employees of any of the Group Companies, including members of the management and supervisory boards, contractors or consultants, except (x) in consistence with past practice and (y) for amendments to the salary of the Employees as far as these amendments (i) in aggregate do not exceed the amount for the salary as included in the budget discussed by and between Sellers and Purchaser.

(f)                         make any change to the terms upon which credit is extended to customers, discount prices, offer rebates or offer other terms or sales incentives in excess of an individual amount of EUR 25,000 (in words: twenty-five thousand euro);

(g)                        write up or down the value of any inventory or determine as collectible any notes or accounts receivable previously considered not to be collectible except to the extent actually collected;

(h)                       change the Accounting Principles, policies or practices as consistently applied;

(i)                           settle, compromise or initiate any judicial or arbitration proceedings;

(j)                          grant, enter into or issue any shares or capital, any other debt or equity securities of any of the Group Companies or options, warrants, other rights, enter into subscription agreements or commitments of any kind with respect thereto, nor dispose of any shares in the capital of any of the Group Companies, or declare, set aside, pay or distribute dividends or other distributions or quasi distributions, whether in cash or in kind, other than to the extent expressly provided for in this Agreement;

(k)                       adopt a plan of complete or partial liquidation or authorise, approve or effect any dissolution, merger, demerger, split-off, share exchange, consolidation, restructuring, recapitalisation or reorganisation;

(l)                           (resolve to) amend any articles of association, by-laws or any other comparable document relating to any of the Group Companies;

(m)                   enter into any transaction or agreement with, or make any payment to any of the Sellers or any of their Affiliates, other than sales or purchases of goods and services at arm’s length and other than salary payments pursuant to the employment agreements of Messrs. Beute and Van der Meer;

(n)                       cancel or terminate any insurance policy that provides cover in respect of any of the Group Companies or their Assets or Employees;

(o)                       enter into, terminate, modify or cancel any contract, collective bargaining agreement, or any other agreement with a term greater than one year that is not terminable without liability to any of the Group Companies upon thirty (30) days or less prior written notice or which involves the payment by any of the Group Companies of more than EUR 100,000 (in words: one hundred thousand euro);

(p)                       do or omit to do or cause or allow to be done or omitted to be done any act or thing which would result in a Breach of any Warranty or a Breach of any other warranty, covenant or other provision of this Agreement;

(q)                       enter into a contract of which it is, upon the entering of such contract, apparent that it is a loss making contract; and/or

(r)                          agree or commit to any of the foregoing.

9                                                  COMPLETION

9.1                                        Date and Place

9.1.1                              Subject to the terms and conditions of this Agreement, completion of the actions as set out in this Clause 9 shall be referred to as Completion and shall take place at the offices of Loyens & Loeff N.V. at Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands, at 10:00 a.m. time on the last day of the month in which the Unconditional Date falls (or, if the Unconditional Date falls less than three (3) Business Days before the last day of that month, on the last day of such following month), provided that if such last day of the month is not a Business Day, Completion shall be held on the first Business Day thereafter and, subject to Completion taking place, in such event the Shares will be deemed to have been for the risk and benefit of the Purchaser as of such last day of the month or at such other date or time as the Parties may agree upon in writing (the Completion Date). For all purposes under the Agreement, the Completion shall be deemed effective as of 00:01 a.m. on the Completion Date.

9.1.2                              Parties acknowledge and agree that, if the Unconditional Date falls less than three (3) Business Days before the last day of the month but still before the lapse of that month, they shall use their respective commercial reasonable efforts, taking into account the Purchaser’s funding arrangements, to have Completion take place on the last Business Day of the month in which the Unconditional Date falls, failing which, Clause 9.1.1 shall apply.

9.2                                        Payment of the Initial Consideration

The Purchaser shall procure that the Initial Consideration shall have been paid in cash, in immediately available funds and with value on the Completion Date, by or on behalf of the Purchaser by wire transfer to the Notary Account under the reference “Paylogic Initial Consideration 70092705” by no later than 10h00 on the Completion Date. Such amount shall be held by the Notary in the Notary Account for and on behalf of the Purchaser, until the Deed of Transfer has been duly executed, and for and on behalf of the Sellers immediately following such execution of the Deed of Transfer.

9.3                                        Completion Actions

On the Completion Date but after the payment of the Initial Consideration in accordance with Clause 9.1, the following actions will be taken, each such action being conditional upon all actions having occurred in the sequence set out below:

Prior to Completion:

(a)                       the Sellers shall deliver to the Purchaser the original shareholders register of the Company which reflects the Sellers as the owner of the Shares without any Encumbrances;

(b)                       the Sellers shall deliver to the Purchaser the relevant written resignations of the members of the management board of the Group Companies, from their offices as members of the management board, with effect as of immediately after Completion acknowledging that, unless otherwise agreed between the Parties, they relinquish any rights that they may have under any contract of employment with the Group Companies or under any statutory provision including any right to damages for wrongful dismissal, redundancy payment or compensation for loss of office or unfair dismissal;

(c)                        the Sellers shall pass a written shareholders’ resolutions of the Group Companies accepting the resignation of and giving full discharge (décharge) to each of the resigning management board members with effect as of immediately after Completion;

(d)                       Sellers shall deliver to Purchaser copy of an executed settlement agreement (the Settlement Agreement) by and between Accepté, Noorderhuys and the Company, in which (subject to Completion):

(i)                          Accepté acknowledges to have a debt to the Company of EUR 932,024 (in words: nine hundred thirty-two thousand twenty-four euro);

(ii)                       The Company acknowledges to have a debt to Accepté of EUR 450,000 (in words: four hundred fifty thousand euro);

(iii)                    Accepté takes over the debt of the Company to Noorderhuys of EUR 682,924 (in words: six hundred eighty two thousand nine hundred twenty four euro) and the obligation to pay interest in the period as of 30 September 2013 up to the Completion Date, pursuant to a subordinated loan agreement of Noorderhuys to the Company (the Subordinated Loan), against acknowledgement of debt by the Company to Accepté of an equal amount of EUR 682,924 (in words: six hundred eighty-two thousand nine hundred twenty four euro);

(iv)                   The Company shall assign to Accepté a demand of the Company against Hoeksema of EUR 22,615 (in words: twenty-two thousand six hundred fifteen euro), against acknowledgement of debt by Accepté to the Company of an equal amount of EUR 22,615 (in words: twenty-two thousand six hundred fifteen euro);

(v)                      The Company shall assign to Accepté a demand of the Company against Wesselink of EUR 10,222 (in words: ten thousand two hundred twenty-two euro), against acknowledgement of debt by Accepté to the Company of an equal amount of EUR 10,222 (in words: ten thousand two hundred twenty-two euro);

(vi)                   Accepté and the Company shall acknowledge that pursuant to the aforementioned assignments and take over of debt:

•                                Accepté has a debt to the Company of EUR 964,861 (in words: nine hundred sixty four thousand eight hundred sixty-one euro);

•                                The Company has a debt to Accepté of EUR 1,132,924 (in words: one million one hundred thirty two thousand nine hundred twenty-four euro);

(vii)                Accepté and the Company agree that the amounts referred to in Clause 9.3(d)(vi) shall be set off against each other as a consequence of which Accepté shall have a remaining claim against the Company amounting to EUR 168,063 (in words: one hundred sixty eight thousand sixty-three euro);

(viii)             Accepté shall make a capital contribution (on the cumulative preference share already held by Accepté in the capital of the Company) to the Company of EUR 168,063 (in words: one hundred sixty-eight thousand sixty-three euro), which capital contribution will be set off by the Company against its debt to Accepté amounting to EUR 168,063 (in words: one hundred sixty-eight thousand sixty-three euro) as referred to in Clause 9.3(d)(iv) as a consequence of which, Accepté and the Company shall have no (remaining) claims against each other;

For the avoidance of any doubt, a zero balance amount will be outstanding as a result of the actions as described in the Settlement Agreement and this Clause 9.3(d).

(e)                       the Sellers shall deliver to the Purchaser evidence (satisfactory to the Purchaser) that, with effect as of Completion (i) all indebtedness owed to any of the Group Companies by either any of the Sellers or any Related Person of the Sellers, as applicable and (ii) all indebtedness owed by any of the Group Companies to either any of the Sellers or any Related Person of the Sellers, as applicable, has been fully paid;

(f)                        the Sellers shall deliver to the Purchaser copies of the written releases by (i) any of the Sellers and/or any Related Person of the Sellers, as applicable, and (ii) any third party creditor including lenders, as applicable, of all obligations (actual and/or contingent) assumed by any of the Group Companies under joint financing agreements, guarantees issued by any of the Group Companies or any other form of security granted or joint liability assumed by any of the Group Companies for the benefit of any of the Sellers and/or any Related Person of the Sellers;

(g)                        the Sellers shall deliver to the Purchaser evidence (satisfactory to the Purchaser) that each of the Group Companies shall be released of the obligations in relation to Tax of any kind that a Group Company may have assumed, including obligations under any Tax sharing agreement, Tax indemnity agreement or Tax allocation agreement — whether in writing or not — to which any of the Group Companies is a party;

(h)                       the Sellers shall deliver to the Purchaser evidence (satisfactory to the Purchaser) that any existing proxy (volmacht) held by any Representative of any of the Sellers or any of their Affiliates (other than the Group Companies) on behalf of the Group Companies is revoked;

(i)                           the Sellers shall deliver to the Notary powers of attorney duly executed on behalf of each of the Sellers and the Company, respectively, and the Purchaser shall deliver to the Notary a power of attorney duly executed on behalf of the Purchaser, authorising its representative to attend to and to execute the Deed of Transfer;

(j)                          the Sellers shall deliver to the Purchaser the executed copies of the Key Employment Agreements;

(k)                       the Sellers shall deliver to the Purchaser the written approval of the landlord (the municipality of Groningen, the Netherlands) of the lease premises located at Nieuwe Boteringestraat 28-30 in Groningen, the Netherlands, to sublease such premises;

(l)                           the Sellers shall deliver to the Purchaser an executed version of the settlement agreement pursuant to which the share certificate agreement between the Company and Mr S. Dewald has been terminated with no liability and/or obligations for the Company whatsoever;

(m)                   the Sellers shall deliver to the Purchaser the Disclosure Letter;

(n)                       the Parties shall enter into the Escrow Agreement substantially in the form attached hereto as Schedule 9.3(n);

(o)                       Sellers shall deliver to the Purchaser copy of a resolution of the shareholders of the Company, in which the shareholders resolve that the sole cumulative preference share, currently held by Accepté, in the capital of the Company shall be repurchased against no consideration (inkoop om niet) upon Completion, without any repayment to the holder of the cumulative preference share and approval of such resolution by Accepté;

(p)                       Sellers shall deliver to the Purchaser a copy of the draft notarial deed in which the sole cumulative preference share in the capital of the Company is repurchased against no consideration (inkoop om niet) substantially in the form attached as Schedule 9.3(p);

(q)                       Sellers shall deliver to the Purchaser copy of an executed agreement in which Accepté and Noorderhuys agree that upon the actual receipt of the  Consideration Payment by Accepté:

(i)                          Accepté shall (re)pay to Noorderhuys the Subordinated Loan (which has been taken over by Accepté from the Company) of EUR 682,924 (in words: six hundred eighty two thousand nine hundred twenty four euro) and any and all accrued and unpaid interest in the period as of 30 September 2013 and Completion Date; and

(ii)                       Accepté shall purchase from Noorderhuys all shares held by Noorderhuys in the capital of Accepté for a purchase price of EUR 3,317,076 (in words: three million three hundred seventeen thousand seventy-six euro) minus the amount of any and all accrued and unpaid interest in the period as of 30 September 2013 and Completion Date (as referred to here above under (i);

(r)                          Sellers shall deliver to the Purchaser copy of a resolution of the shareholders of Accepté, in which the shareholders of Accepté resolve that Accepté shall purchase all shares held by Noorderhuys in the capital of Accepté as referred to in Clause 9.3(q)(ii);

(s)                         the Purchaser shall deliver evidence to the Sellers that the Parent is prepared to issue the Consideration Shares to the Sellers in accordance with the provisions of this Agreement;

At Completion:

(t)                          the Shares shall be transferred by the Sellers to the Purchaser by means of the execution of the Deed of Transfer; and

(u)                       the Sellers and the Parent shall enter into the Lock-Up Agreement;

(v)                       the Purchaser shall procure that the Parent shall issue the Consideration Shares to the Sellers and shall deliver (i) to the Sellers one or more stock certificates representing seventy per cent. (70%) of the Consideration Shares and (ii) to the Escrow Agent one or more stock certificates representing thirty per cent. (30%) of the Consideration Shares (the Escrow Consideration Shares) to be held in escrow by Escrow Agent in accordance with the terms and conditions of the Escrow Agreement. The Purchaser shall deliver to the Sellers a copy of the instruction of the Parent to its agent to issue the Consideration Shares and a copy of the issuance of the Consideration Shares, accompanied with the confirmation of the agent of the Parent that the original deeds of issue will be immediately submitted by registered mail;

Immediately following Completion:

(w)                    the Notary shall hold the Initial Consideration for and on behalf of the Sellers and shall transfer the Initial Consideration to the Sellers’ Account in accordance with the instructions of the Sellers;

(x)                      the Purchaser shall pass the relevant written shareholders’ resolutions of the Group Companies appointing new members of the management board of the Group Companies with effect as of immediately after Completion;

(y)                       Sellers shall deliver to the Purchaser a copy of the executed notarial deed in which the sole cumulative preference share in the capital of the Company is repurchased against no consideration (inkoop om niet);

(z)                        upon receipt of the Initial Consideration, Accepté shall pay to Noorderhuys the amount referred to in Clause 9.3(q)(i);

(aa)                upon receipt of the Initial Consideration and after payment as referred to in Clause 9.3(z), a notarial deed of transfer shall be passed in which all shares held by Noorderhuys in the capital of Accepté shall be purchased by Accepté for a purchase price referred to in Clause 9.3(q)(ii), which amount shall upon the execution of such deed be transferred by Accepté to Noorderhuys; and

(bb)                the Parties shall execute all other documents and instruments necessary to complete the Transaction.

Payment of the Initial Consideration in accordance with Clause 9.2 and issuance of the Consideration Shares in accordance with Clause 9.3(v) shall discharge the Purchaser in respect of the payment of the Initial Purchase Price.

9.4                                        Failure to take Completions actions by Purchaser

If the obligations of the Purchaser under Clause 9.3 are not complied with and such failure to comply is not remedied within ten (10) Business Days after having been notified by any of the Sellers, the Sellers may in their sole discretion terminate this Agreement. In such event of termination by the Sellers, Purchaser shall pay to Sellers an amount of EUR 500,000 (in words: five hundred thousand euro) as compensation for damages suffered by the Sellers, in addition to and without prejudice to all other rights or remedies the Sellers may have in such event.

10                                           WARRANTIES

10.1                                 Sellers’ Warranties

Each of the Sellers hereby represents and warrants to the Purchaser that, except as specifically disclosed in the Disclosure Letter:

(a)                       each of the warranties included in Annex 10.1 (the Sellers’ Warranties) is true, correct and not misleading on the date of this Agreement and on the Completion Date;

(b)                       each of the Sellers’ Warranties applies only to the subject expressly referred to therein;

and

(c)                        it is not aware of any facts, circumstances or information relating to the Group Companies, which have not been disclosed to the Purchaser and which would be material to a purchaser for valuing the Shares, and/or which would have materially influenced the amount of the Purchase Price, the provisions, conditions and the Sellers’ Warranties set out in this Agreement, and/or the decision of the Purchaser to enter into this Agreement.

10.2                                 No implied Warranties

The Purchaser acknowledges and agrees that the Sellers make no representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion however provided to the Purchaser or any of its advisors. The Purchaser acknowledges that no representations or warranties, express or implied, have been given or are given other than the Sellers’ Warranties.

10.3                                 Sellers’ knowledge

Any statement in this Agreement which refers to the knowledge, information, belief or awareness of the Sellers — including the expressions ‘to the Sellers’ best knowledge’ and ‘known to the Sellers’ and/or any similar expression —, shall be deemed to comprise such knowledge, information, belief, awareness or knowledge that any of the Sellers, Hoeksema, Wesselink and/or the board of managing directors (bestuur) of the Sellers, if any, actually (feitelijk) have, or are deemed to have after having made due and careful inquiries with the board of managing directors and relevant Employees of the Group Companies and Sellers. For the avoidance of doubt: the actual or deemed knowledge of any of the Sellers, Hoeksema and Wesselink is also attributed in full to the other Sellers, Hoeksema and Wesselink irrespective of whether the other Sellers, Hoeksema and Wesselink did have actual or deemed knowledge.

10.4                                 Each Sellers’ Warranty separate

Each of the Sellers’ Warranties shall be construed as a separate warranty and shall not be limited or restricted, whether expressly or by reference to or inference from the terms of any other Sellers’ Warranties or by any other provision of this Agreement and where a fact or circumstance would entitle the Purchaser to make a claim in respect of more than one Sellers’ Warranty or both a Sellers’ Warranty and an indemnity set out in Clause 13 or 14, it shall be the sole discretion of the Purchaser to determine the provisions under which it makes a claim.

10.5                                 Disclosure

Disclosures against any of the Sellers’ Warranties shall be deemed to be disclosures against any other Sellers’ Warranty as well.

10.6                                 Pre Completion knowledge

The Parties agree that none of the Sellers’ Warranties shall be qualified or limited by actual or constructive knowledge on the part of the Purchaser, whether resulting from any due diligence investigation carried out by or on behalf of the Purchaser or from any other information the Purchaser might have had access to, except for any actual knowledge of the Purchaser in respect of any disclosure explicitly and specifically (as described in Clause 10.1) made by the Sellers in this Agreement or in the Disclosure Letter.

10.7                                 No knowledge of Purchaser

Purchaser hereby warrants to Sellers that on the date of this Agreement, it has no knowledge of any Warranty Breach.

10.8                                 Notification of Warranty Breach

Each of the Sellers shall forthwith after becoming aware of a breach of any of the Sellers’ Warranties (a Warranty Breach) or of any event or circumstance that may to the knowledge of Sellers reasonably be expected to result in a Warranty Breach, inform the Purchaser in writing thereof, setting forth all relevant details in respect of such Warranty Breach.

10.9                                 Purchaser’s Warranties

The Purchaser hereby warrants to the Sellers that each of the statements included in Annex 10.9 is true and accurate in all respects on the date of this Agreement and on the Completion Date (the Purchaser’s Warranties).

11                                           BREACH

11.1                                 Breach by any of the Sellers

11.1.1                       Subject to the provisions of Clause 12, in the event of a Warranty Breach, the Sellers shall in their Relevant Proportions be liable and shall compensate the Purchaser or, at the request of the Purchaser, the relevant Group Company for the Damages suffered (or to be suffered) by the Purchaser and/or any of its Affiliates (inclusive the Group Companies after Completion) resulting from or attributable to such Warranty Breach. The right of the Purchaser (and the Group Companies) to compensation for Damages shall be without prejudice to any other right of the Purchaser, including the right to demand specific performance (whereby it shall be the sole discretion of the Purchaser to seek compensation for Damages, specific performance or both).

11.1.2                       Any payments by the Sellers in respect of a Warranty Breach or any other breach of this Agreement, shall be made out of the Escrow Account in accordance with the terms and conditions of the Escrow Agreement.

11.2                                Notification of claims

The Purchaser shall as soon as reasonable possible after being notified or becoming aware of any fact, circumstance or event which has led or may lead to a Warranty Breach, inform the Sellers thereof in writing stating, to the extent reasonably possible, the facts, circumstances or events that have led or may lead to a Warranty Breach and a reasonable estimate of the Damages suffered or reasonably expected to be suffered. If for whatever reason, the Purchaser does not timely notify the Sellers, no claim for Damages in respect of such Warranty Breach shall be taken into account to the extent that such Warranty Breach could have been mitigated and not timely notifying the Sellers thereof causes damages to the Sellers or limits the Sellers’ possibilities to mitigate or limit their damages. Such a notification given within such period shall be considered a notification within the meaning of article 7:23(1) DCC.

11.3                                 Third party claims

11.3.1                       Subject to Clause 15.1, the Purchaser or the Company shall give written notice to the Sellers of claims of any third party resulting in or relating to a Warranty Breach as soon as possible after becoming aware thereof. The Parties shall consult with each other on the course of action to be taken in respect of such claim. The Purchaser shall procure that the Company shall take the action (or refrain from taking action) so agreed between the Parties. If the Parties do not agree on the course of action to be taken, the Purchaser shall, at its sole discretion, be entitled to take, or procure that the relevant Group Company takes, any action necessary to defend the third party claim, and to avoid, dispute, defend, appeal, compromise or settle the claim in any manner that the Purchaser deems appropriate. The Purchaser shall be obliged to comply with its statutory obligations to limit the Damages as much as possible.

11.3.2                       The Parties will cooperate with each other in dealing with any third party claim (not being a Tax Claim) and will allow each other access to all relevant books and records during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or take extracts there from. Such books and records shall be subject to a duty of confidentiality except for disclosure necessary for resolving such third party claim or otherwise required by Applicable Laws or stock exchange rules.

11.4                                 Claim related documents

Each of the Sellers shall maintain and shall procure that each of its Affiliates shall maintain, post Completion, in good order all relevant documents, data and information relating to (i) any Warranty Breach or possible Warranty Breach, and (ii) any of the indemnities set out in Clause 13 and 14.

12                                           LIMITATION OF LIABILITY

12.1                                 Maximum liability

Except as provided for in Clause 12.2 and 12.3, the aggregate liability of the Sellers in respect of a Sellers’ Breach or a Specific Indemnity under Clause 10, and 13 shall not exceed an amount equal to EUR 2,400,000 (in words: two million four hundred thousand euro).

12.2                                 Minimum (aggregate) claims

Except as provided for in paragraph (b) below the Sellers shall not be liable in respect of a Warranty Breach:

(a)                       unless the amount of Damages with respect to any single claim or series of related claims exceeds EUR 25,000 (in words: twenty-five thousand euro); and

(b)                       unless the amount of Damages with respect to all claims payable as referred to in paragraph (a) above exceeds EUR 150,000 (in words: one hundred fifty thousand euro), in which case the full amount shall be payable and not merely the excess.

12.3                                 No limitation of Sellers’ liability

The Parties agree that the limitations set out in Clauses 12.1 and 12.2 shall not apply in respect of claims resulting from, in connection with or attributable to:

(a)                       a Warranty Breach in respect of paragraph 1 (General), paragraph 2 (Group Companies) and paragraph 4 (Shares; Subsidiary Shares) contained in Annex 10.1;

(b)                       a Warranty Breach in respect of paragraph 9 contained in Annex 10.1 (Tax);

(c)                        a Warranty Breach that was wilfully, or in gross negligence, not disclosed (in accordance with Clause 10.1) to the Purchaser; and

(d)                       fraudulent conduct of any of the Seller, any of the Sellers’ Affiliates, any of their employees or any of their Representatives.

12.4                                 Time limitation

The liability of the Sellers in respect of a Warranty Breach shall continue:

(a)                       indefinitely with respect to the Sellers’ Warranties in paragraph 1 (General), paragraph 2 (Group Companies) and paragraph 4 (Shares; Subsidiary Shares) contained in Annex 10.1;

(b)                       until the date that is ninety (90) Business Days after the last day on which a Tax Authority can claim the underlying Tax from the Group Companies with respect to the Sellers’ Warranties in paragraph 9 (Tax) contained in Annex 10.1; and

(c)                        until eighteen (18) months as of the Completion Date with respect to all other claims for a Warranty Breach.

The above shall apply instead of section 7:23(2) of the DCC.

12.5                                 Reduction of liability

In calculating the liability of the Sellers in respect of any Warranty Breach, such liability shall be reduced by:

(a)                       any amount recovered from any third parties including insurers in respect of such claim or the event or circumstance giving rise to such claim;

(b)                       the amount of any provision in the 2012 Accounts or Interim Accounts specifically allocated to the event or circumstance giving rise to the claim;

(c)                        any Damages that result from a Warranty Breach, which would not have occurred without a material act or a material failure to act by the Purchaser other than to act or failure to act in the ordinary course of business;

(d)                       any Damages that result from a change in the accounting principles of the Company after Completion; or

(e)                        any amount of Tax saving or refund actually (to be) enjoyed or received by the Purchaser and/or any of the Group Companies related to the event or circumstance giving rise to such claim.

13                                           SPECIFIC INDEMNITIES

13.1                                 Each of the Sellers shall, on a euro-for-euro basis, indemnify (vrijwaren) and hold harmless the Purchaser, or at the direction of the Purchaser, the Affiliates of the Purchaser (which includes the Group Companies after Completion — the Purchaser and its Affiliates including the Group Companies after Completion herein collectively also referred to as the Purchaser Indemnified Parties) from, and shall compensate the Purchaser and the Purchaser Indemnified Parties for, any damages, losses, costs and expenses of whatever nature (including court costs and advisor’s fees) incurred by any of the Purchaser Indemnified Parties as a result of, in connection with or attributable to:

(a)                       any claim regarding the employment or the employment relationship with Employees, directors or officers of the Group Companies relating to the period prior to Completion, to the extent the facts and circumstances on which such claim is based occurred prior to the Completion Date, including but not limited to:

(i)                           any and all bonuses, indemnities, fees or any other sum payable to any of the Employees, directors and/or officers of the Group Companies as a result of, arising from and in connection with this Transaction;

(ii)                        claims resulting from the absence of the Declaration of Independent Contractership Status (Verklaring Arbeidsrelatie or VAR-verklaring) in relation to the service agreements (overeenkomsten van opdracht) entered into by the Group Companies prior to Completion;

(iii)                    professional errors made by Employees, directors or officers of the Group Companies;

(iv)                   non-compliance of the Group Companies with the Foreign Nationals (Employment) Act (Wet arbeid vreemdelingen);

(v)                      any claims related to the Dutch Placement of Personnel by Intermediaries Act (Wet allocatie arbeidskrachten door intermediairs);

(vi)                   any claim or penalties from the Tax Authorities and/or an Employee, resulting from the (incorrect) application of the 30% ruling by any of the Group Companies, including but not limited to claims regarding the decrease of net salary of Employees as a result of the application of the 30% ruling;

For the avoidance of any doubt: the aforementioned does not apply to any claims for which a provision or reserve has been included in the Interim Accounts and does not apply to any regular (annual) bonus payments to be made to Employees after Completion, except for the bonus payments to be made in accordance with Clause 8.3(e). Moreover, the aforementioned indemnity does not apply for any full or partial indemnification for any severance payment of any Employee in the event of termination of the employment of such Employee after the Completion Date.

(b)                       non-compliance of the Group Companies and Stichting Paylogic Foundation in the period prior to the Completion Date with the Dutch Act on Financial Supervision (Wet op het financieel toezicht) and/or the German Payment Supervision Law (Gesetz über die Beaufsichtigung von Zahlungsdiensten) and the regulations promulgated thereunder;

(c)                        non-compliance of the Group Companies in the period prior to the Completion Date with the Dutch Act on Dutch Data Protection Act (Wet bescherming persoonsgegevens) and/or the German Federal Data Protection Act (Bundesdatenschutzgesetz);

(d)                       any material invalid or unenforceable provision in the Group Companies general terms and conditions and standard agreements made use of by the Group Companies prior to the Completion Date;

(e)                        any compensation claims raised by contracting parties to agreements of the Group Companies concluded prior to the Completion Date as a result or in connection with the termination of the respective agreements prior to or after the Completion Date, including but not limited to those based on the application (both mutatis mutandis or directly) of section 89b of the German Commercial Code (Handelsgesetzbuch);

(f)                         any claim related to, arising from or in connection with the Settlement Agreement; and

(g)                        any claim related to or in connection with any option for VAT taxed lease or sublease of real estate or any parts thereof, to the extent the facts and circumstances on which such claim is based occurred prior to the Completion Date.

14                                           TAX INDEMNITY

14.1                                 Tax Indemnity

Each of the Sellers shall be responsible for, shall pay or cause to be paid, and shall, on a euro-for-euro basis, indemnify (vrijwaren) and hold harmless the Purchaser Indemnified Parties and their respective directors, officers, employees from, and shall compensate the Purchaser Indemnified Parties for, and will pay to the Purchaser Indemnified Parties, the amount of any Tax Liability arising directly or indirectly from or in connection with any of the Group Companies (or any of their predecessors) relating to:

(a)                       the period up to and including Completion;

(b)                       any Event occurring on or prior to Completion;

(c)                        any costs or expenses, including but not limited to (reasonable) advisor’s fees, incurred by the Purchaser or any Group Company in connection with:

(i)                          any Tax Liability relating to the period up to and including the Completion or any Event occurring on or prior to Completion; or

(ii)                       any action taken in avoiding, resisting or settling any such Tax Liability or taking any action under this Agreement;

(d)                       any breach of the Sellers’ Warranties in paragraph 10 (Tax) contained in Annex 10.1; and

(e)                        the consolidated, combined or unitary group of which any of the Group Companies (or any of their predecessors) is or was a member on or prior to Completion, including, for the avoidance of doubt: (i) any claims under the 1990 Dutch Tax Collection Act (Invorderingswet 1990), and (ii) other liabilities that would not have arisen but for the relationship of any of the Group Companies with the Sellers’ Group, on or at any time prior to Completion;

(f)                         any correction imposed by any Tax Authority to the transfer prices reported by any of the Group Companies;

(g)                        any and all Taxes due on the basis of section 34 (recipients’ liability) and section 35 (chain liability) of the Dutch Collection Act 1990 (Invorderingswet 1990) including any other levies, duties and other costs, which the Purchaser is obliged to pay to any Governmental Entity.

(h)                       all and any claims made by the collector of direct Taxes and indirect Taxes in the context of the chain and recipients’ liability, as well as any recovery claims based on such liabilities by subcontractors charged with (part of) the work; and

(i)                           all and any claims related to the Foreign Nationals (Employment) Act (Wet arbeid vreemdelingen) and the Dutch Placement of Personnel by Intermediaries Act (Wet allocatie arbeidskrachten door intermediairs),

(a payment due by the Sellers pursuant to this paragraph, a Tax Indemnity Payment).

14.2                                 Exclusions

A Tax Indemnity Payment shall not be considered due if and to the extent a provision for the Tax Liability giving rise to the Tax Indemnity Payment was included in the 2012 Accounts.

14.3                                 No limitation for rights against other persons

The liability of the Sellers to make any payment pursuant to this Clause 14 shall not be affected by any right the Purchaser or any Group Company may have against any other person.

14.4                                 No limitation of liability

None of the limitations of liability of the Sellers (whether in amount, in terms of claim period or by way of reduction of liability) as set out in Clause 12 shall apply to liability of the Sellers pursuant to the indemnities set out in Clauses 14 and for the avoidance of doubt, shall not be limited to Damages only.

15                                           PROCEDURES FOR TAX CLAIMS

15.1                                 Notification

The Parties shall forthwith after becoming aware of a Tax Claim or of any event that could lead to a Tax Claim inform the Purchaser or the Sellers, as the case may be, thereof in writing, setting forth any and all relevant details in respect of such Tax Claim or such event. Such a notification given within such period shall be considered a notification within the meaning of section 7:23(1) of the DCC. As soon as possible following the date of that notification the Parties shall consult each other on the course of action to be taken.

15.2                                 Conditions for Sellers’ co-ordination

The Parties may agree that the Sellers shall co-ordinate all communication with the applicable Tax Authority under the following conditions:

(a)                      the Sellers shall keep the Purchaser informed of all developments and events relating to a Tax Claim;

(b)                      the Sellers shall prepare and file the requisite notifications and/or other documents (the Tax Documents) in co-operation with the Purchaser and the Group Companies, excluding regular and periodic wage taxes and VAT filings related to the period prior to Completion, which shall be done by the Sellers without notification and/or co-operation;

(c)                       the Sellers shall procure that such Tax Documents shall be completed and correct in all respects and, in any case, the Sellers shall not take any positions in the Tax Documents that could have an adverse effect on Tax position of the Purchaser and/or the Group Companies;

(d)                       before making any filings of Tax Documents with any Tax Authority, a draft of the relevant requisite Tax Document shall be submitted by the Sellers to the Purchaser (or such advisers as it shall nominate) at least fifteen (15) Business Days before its intended filing or submission;

(e)                        the Purchaser and its advisers shall in addition hereto be given access to all information necessary to determine its accuracy;

(f)                         if, within ten (10) Business Days of receiving any such draft, the Purchaser makes any comments, corrections or additions in respect of the draft Tax Document to the Sellers those comments, corrections and additions shall, to the extent that they are reasonable, be reflected in the relevant Tax Document before filing hereof;

(g)                       despite the fact that the Sellers co-ordinates communications with the Tax Authority, the Purchaser shall always be entitled, but not obliged, to participate in any proceedings, meetings or other communications that may have impact on the Tax Claim; and

(h)                      the Sellers shall not take positions which could have a negative effect on the pre-Completion Tax position of the Purchaser or the Group Companies and shall not settle or otherwise compromise any Tax Claim relating to a pre-Completion period with respect to the Group Companies without first obtaining the written consent of the Purchaser.

15.3                                 Purchaser to co-ordinate

If the Parties do not agree on the course of action to be taken in relation to a Tax Claim, the Purchaser shall, at its sole discretion, be entitled to take, or procure the relevant Company to take, any action necessary to defend the Tax Claim, and to avoid, dispute, deny, defend, resist, appeal, compromise, contest or settle the claim in any manner that the Purchaser deems appropriate. The Purchaser shall use reasonable endeavours to strike a fair balance between the interests of the Sellers in keeping the Tax Claim as low as possible and the interests of the Purchaser and the Group Companies to maintain good business relations with any Tax Authority.

15.4                                Co-operation

The Parties will co-operate with each other in dealing with any Tax Claim and will allow each other access to all relevant books and records during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or take extracts therefrom. Such books and records shall be subject to a duty of confidentiality except for disclosure necessary for resolving such Tax Claim or otherwise required by Applicable Laws or stock exchange rules.

15.5                                 Tax Audit

The above Clause 15.1 through 15.4 relating to a Tax Claim shall apply mutatis mutandis to any Tax Audit.

16                                           LIABILITY OF THE SELLERS

16.1                                 Hoeksema and Wesselink acknowledge and agree that any payments by Accepté for damages in relation to (i) the indemnities set out in Clause 13 and 14 and (ii) the Sellers’ Warranties set out Annex 10.1 and (iii) a Sellers’ Breach will be borne by Accepté, Hoeksema and Wesselink severally and jointly (hoofdelijk aansprakelijk).

16.2                                 Notwithstanding the provisions of Clause 16.1 the Parties hereby acknowledge and agree that, in the event a demerger of Accepté pursuant to which Accepté will be demerged in two separate entities, each of which entity will be controlled by either Wesselink or Hoeksema (each such company a Personal Holding Company), each of Wesselink and Hoeksema will only be severally and jointly liable (hoofdelijk aansprakelijk) for any of the obligations of the Personal Holding Company that he controls under this Agreement at the moment such demerger comes effective.

17                                           ESCROW

17.1                                 As security for the fulfilment of the obligations of the Sellers under this Agreement, the Parties shall instruct the Escrow Agent to hold the Escrow Consideration Shares in escrow (on an escrow account) (the Escrow Account) during a period starting at the Completion Date and ending eighteen (18) months as of the Completion Date in accordance with the terms and conditions of the Escrow Agreement. Parties acknowledge and agree that, in the event of any claim of the Purchaser against the Sellers pursuant to this Agreement, the Purchaser shall first take recourse on the Escrow Account. In any such event, the number of Escrow Consideration Shares to be sold shall be calculated and established in accordance with the terms and formula of Clause 5.1.

18                                           FUNDING COMMITMENT

18.1                                 Parent herewith acknowledges and agrees it shall fund the Company with an amount of EUR 3,000,000 (three million Euro) for growth initiatives of the Company. Provision of the aforementioned amount shall be subject to approval by the Parent of a budget prepared by the Sellers (for and on behalf of the Company), which approval shall not be unreasonably withheld by the Parent.

19                                           NO SOLICITATION OF OTHER BIDS

19.1                                 Each of the Sellers shall not, and shall not authorize or permit any of its Affiliates (including the Group Companies) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each of the Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, Acquisition Proposal shall mean any inquiry, proposal or offer from any person (other than Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any of the Group Companies; (ii) the issuance or acquisition of shares in the capital of any of the Group Companies or other equity securities of the Group Companies, or (iii) the sale, lease, exchange or other disposition of any significant portion of the any of the Group Companies properties or assets.

19.2                                 In addition to the other obligations under this Clause 19, each of the Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by any of the Sellers or any of their Representatives) advise the Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making the same.

19.3                                 Each of the Sellers agrees that the rights and remedies for noncompliance with this Clause 19 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and that Damages would not provide an adequate remedy to the Purchaser.

20                                           POST COMPLETION COVENANTS

20.1                                 No compete and non-solicitation

20.1.1                       Each of the Sellers, Noorderhuys, Hoeksema and Wesselink hereby undertake towards both the Purchaser and the Company that it shall not, or allow any of their Affiliates, without the prior written consent of the Purchaser:

(a)                       for a period of three (3) years from the Completion Date in any capacity or in any way whatsoever in any jurisdiction in which the Group Companies conduct business on the Completion Date, either directly or indirectly be engaged in or concerned with, or approach any person with a view to being engaged in or concerned with, the conduct of any business involving the development or production of or the trading in any products developed, produced or traded, or the provision of services developed or provided, by the Group Companies as developed, produced, traded or provided at the Completion Date or which may compete therewith;

(b)                       for a period of three (3) years from the Completion Date persuade or cause, or attempt to persuade any Employee or any distributor or commercial agent of any of the Group Companies to terminate his relationship with any of the Group Companies, or employ or engage any such person within one (1) year of the effective termination of his relationship with any of the Group Companies, or take any action that may result in the impairment of the relationship between such employee or distributor or commercial agent and any of the Group Companies; and

(c)                        for a period of three (3) years from the Completion Date persuade or cause or attempt to persuade any customer, supplier or person otherwise doing business with any of the Group Companies to terminate his relationship with any of the Group Companies or take any action that may result in the impairment of such relationship or assist or cause or attempt to assist any competitor of any of the Group Companies in the conduct of any business referred to in paragraph (a) of this Clause 20.1.

20.1.2                       Each of the Sellers, Noorderhuys, Hoeksema or Wesselink will forfeit to the Purchaser or, at the Purchaser’s direction, to the Company designated by the Purchaser, a penalty in the amount of EUR 100,000 (in words: one hundred thousand euro) for each breach of any of their respective obligations under Clause 20.1.1 and, furthermore, a penalty in the amount of EUR 10,000 (in words: ten thousand euro) for every day that such breach persists, commencing on the first day of the applicable breach. Penalties under this Clause 20.1.2 shall be forfeited automatically without any notice of the applicable breach being required and shall be forfeited in addition to and without prejudice to any other rights the Purchaser or the Company may have, including but not limited to the right to claim Damages in excess of the stated penalties or the right to claim specific performance (nakoming).

20.2                                 Further assurances

Prior to, on or after Completion each Party shall, at its own cost and expense, execute and do (or procure to be executed and done by any other Party within the power of influence of the relevant Party) all such deeds, documents, acts and things as the other Party may from time to time reasonably require in order to give full effect to this Agreement.

20.3                                 Each of the Sellers shall provide all cooperation reasonably requested by the Parent in connection with the Parent reporting the transaction subject to this Agreement in accordance with Applicable Laws.

20.4                                 Each of the Sellers agrees that such party will not make any verbal or written statements that disparage, defame, malign or harm the business, professional or personal reputation of any other party, including, without limitation, the members, directors, officers, and employees of the Parent.

21                                           CONFIDENTIALITY

21.1                                 Subject to Clause 21.2, the Parties (i) shall treat as strictly confidential all non-public information whether in writing, oral or otherwise received or obtained in respect of the subject matter of this Agreement and all transactions contemplated hereby and (ii) shall not, and shall not permit their Affiliates to, make any announcement or circular in respect of the subject matter of this Agreement and all transactions contemplated hereby, without the prior written consent of the other Party not to be unreasonably withheld.

21.2                                 Clause 21.1 shall not prohibit disclosure or use of any information if and to the extent:

(a)                       the disclosure or use is required by Applicable Laws or any recognized stock exchange on which the shares of any Party are listed;

(b)                       the disclosure or use is required for the purpose of any legal proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

(c)                        the disclosure is made to professional advisors of any Party on terms that such professional advisors undertake to comply with the provisions of Clause 21.1 in respect of such information as if they were a party to this Agreement; or

(d)                       the other Party has given prior written approval to the disclosure or use.

provided that prior to disclosure or use of any information pursuant to Clause 21.2(a) and 21.2(b) the Party concerned promptly notifies the other Party of such requirement with a view to providing the other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

21.3                                 Each of the Sellers acknowledges that it is in possession of confidential information concerning the business of the Parent. Except as otherwise required by Applicable Laws, each of the Sellers, shall, and shall cause its respective Affiliates and Representatives to, (i) treat confidentially and not disclose all or any portion of such confidential information, or (ii) not use such confidential information for the benefit of themselves or any other person. Each of the Sellers acknowledges and agrees that such confidential information is proprietary and confidential in nature and part of the business of the Parent. If any of the Sellers, or any of its respective Affiliates or Representatives is requested or required to disclose (after such Sellers has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with the Parent about such Second Tranche Seller’s intention to make, and the proposed contents of, such disclosure) any of the confidential information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by a Governmental Authority), such Sellers, shall, or shall cause its respective Affiliates or Representatives to, provide the Parent with prompt written notice of such request so that the Parent may, at its own expense, seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, a Second Tranche Seller or its respective Affiliate or Representative may disclose only that portion of the confidential information which such person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and the relevant Second Tranche Seller shall exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded to such confidential information so disclosed. Each of the Sellers further agrees that, from and after the Completion Date, such Sellers and its respective Affiliates and Representatives, upon the reasonable request of the Parent, promptly will deliver to the Parent all documents, or other tangible embodiments in its possession, constituting confidential information or other information with respect to the business of the Parent.

22                                           ACKNOWLEDGEMENT IN RELATION TO THE CONSIDERATION SHARES

22.1                                 Each of the Sellers understands that the Consideration Shares have not been registered under the Securities Act of 1933, as amended (the Securities Act), on the grounds that the sale thereof pursuant to this Agreement is exempt pursuant to Section 4(a)(2) of the Securities Act and the applicable state securities laws (the State Laws) and that the reliance of the Parent on such exemption is predicated in part on the representations, warranties, covenants and acknowledgments in this Clause 22.

22.2                                 Each of the Sellers (i) acknowledges that the Consideration Shares have not been registered under the Securities Act and the State Laws, and that the Consideration Shares must be held indefinitely by it unless it is subsequently registered under the Securities Act and the State Laws or an exemption from registration is available; (ii) is aware that any routine sales of the Consideration Shares made under Rule 144 of the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where Rule 144 is not applicable, compliance with some other registration exemption will be required; and (iii) is aware that Rule 144 is not presently available for use by the Parent for the offering of the Consideration Shares.

22.3                                 Each of the Sellers is an accredited investor as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

22.4                                 Each of the Sellers can bear the economic risk of the investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Consideration Shares. Each of the Sellers has been afforded the opportunity to obtain information necessary to verify the accuracy of any representations or information and has had all of its inquiries to the Parent answered in full, and has been furnished all requested materials relating to the Parent, the offering of the Consideration Shares.

22.5                                 The Consideration Shares shall not be transferable, as set out in the Lock-Up Agreement, except upon the conditions specified in this Clause 22, which conditions are intended to insure compliance with the provisions of the Securities Act in respect of the transfer of the Consideration Shares. The Sellers will not transfer any of the Consideration Shares in violation of the provisions of any applicable U.S. federal or state or other Applicable Laws regarding securities.

22.6                                 Each of the Sellers acknowledges that the Consideration Shares are “restricted securities” (as such term is defined in Rule 144 under the Securities Act) and must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

22.7                                 Each of the Sellers acquires the Consideration Shares for investment purposes only, for its own account, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.

22.8                                 The offer of the Consideration Shares to the Sellers is not made by any public or general means or pursuant to any public or general solicitation.

22.9                                 Each of the Sellers:

(a)                      is not a “U.S. Person” (as defined in Regulation S, promulgated under the Securities Act), was not formed under the Laws of any United States jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act;

(b)                      does not acquire the Consideration Shares for the account or on behalf of any U.S. Person;

(c)                       was outside the United States at the time the offer to purchase the Consideration Shares was received and as of the date hereof;

(d)                      does not acquire the Consideration Shares for the purpose of sale or distribution in the United States in a manner that does not comply with the requirements of Regulation S;

(e)                       acknowledges that the Consideration Shares bear a restrictive legend to this effect that the Parent might, in order to approve removal of the restrictive legend from certificates evidencing the Consideration Shares, require from the Seller (i) certain written representations to indicate that a sale of the Consideration Shares was made in a transaction that complies with the provisions of Regulation S, pursuant to a registration of the Consideration Shares under the Securities Act, or pursuant to an exemption from the registration requirements of the Securities Act and (ii) a legal opinion that removal of the legend is appropriate;

(f)                        acknowledges that the Consideration Shares are not permitted to be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act;

(g)                       has not made any pre-arrangement to transfer any of the Consideration Shares to a U.S. Person or to return any of the Consideration Shares to the United States securities markets (which includes short sales and hedging transactions in the United States within the periods restricted under Regulation S) and does not acquire the Consideration Shares as part of any plan or scheme to evade the registration requirements of the Securities Act;

(h)                      has not engaged in any “directed selling efforts” (as defined in Regulation S) in the United States regarding any of the Consideration Shares and has not engaged in any act intended to or that reasonably might have the effect of preconditioning the United States market for the resale of any of the Consideration Shares;

(i)                          is not a “distributor” (as defined in Regulation S) and is not an officer, director, or “affiliate” (as that term is defined in Rule 405 under the Securities Act) of any of the Parent or an “underwriter” or “dealer” (as such terms are defined in the federal securities Laws of the United States); and

(j)                         does not have a short position in, or other hedged position with respect to, any of the Consideration Shares or any other securities in the Parent.

22.10                          At the time that the Sellers acquire the Consideration Shares, each of the Sellers is entitled to acquire the Consideration Shares under the Applicable Laws of all relevant jurisdictions that apply to that Seller and has fully observed such Applicable Laws and complied with all necessary formalities.

22.11                          The Sellers shall hold the Consideration Shares, free and clear of all Encumbrances.

23                                           TERMINATION

23.1                                 This Agreement may be terminated prior to Completion and the Transaction may be abandoned by Notice given:

23.1.1                       by either the Sellers or the Purchaser, if the Transaction shall have been permanently restrained or prohibited by a competent Governmental Entity;

23.1.2                       by the Purchaser:

(a)                       if any of the Conditions Precedent set forth in Clause 7.1.1 and/or Clause 7.1.2 have not been fulfilled and shall have become incapable of fulfilment (other than as a result of a breach by the Purchaser);

(b)                       if a Sellers’ Breach occurs and, within ten (10) Business Days after having been notified by the Purchaser in writing requiring the Sellers to remedy such Sellers’ Breach, the Sellers’ Breach shall not have been cured;

or

(c)                        on or after the Long Stop Date.

23.1.3                       by the Sellers, if the Purchaser shall breach any of its covenants or agreements and, within ten (10) Business Days after having been notified by any of the Sellers requiring the Purchaser in writing to remedy such breach, the breach shall not have been cured.

23.2                                 In the event of the termination of this Agreement and the abandonment of the Transaction pursuant to this Clause 23:

(a)                      all filings, applications and other submissions made pursuant to this Agreement shall, at the discretion of the Party that has made such filing, application or submission, and to the extent practicable, be withdrawn from the Governmental Entity to which it was made; and

(b)                      none of the Parties or their respective Employees, Affiliates, or Representatives shall in any respect retain a residual liability towards any of the other Parties, except to the extent that the termination is the result of a breach of this Agreement or the fraudulent or wilful misconduct or gross negligence of a Party, any of its Affiliates, Employees or Representatives.

24                                           SELLERS’ REPRESENTATIVE

24.1                                 For purposes of this Agreement and the Escrow Agreement, each of the Sellers, without any further action on the part of the Sellers, hereby consents to the appointment of Hoeksema as the initial representative and agent for and on behalf of all of the Sellers for all purposes in relation to this Agreement and the Escrow Agreement (the Sellers’ Representative). The Sellers’ Representative, as agent of the Sellers, may make or grant to or with the Purchaser or any of the Group Companies after Completion any request, election, proposal, agreement, authority or consent on behalf of any and all of the Sellers, as the case may be, in connection with this Agreement or the Escrow Agreement. Without prejudice to the generality of the foregoing, each of the Sellers hereby irrevocably authorises and directs the Representative to:

(a)                      take on or take over the conduct of all negotiations and/or proceedings of whatsoever nature with the Purchaser or any of the Group Companies after Completion arising in connection with this Agreement or the Escrow Agreement;

(b)                      act for the Sellers with respect to any claim related to a Sellers’ Breach by the Sellers, including the right to negotiate and compromise any such claim on behalf of the Sellers, and to execute all such documents necessary in connection therewith on behalf of the Sellers;

(c)                       employ and obtain the advice of legal counsel, accountants and other professional advisors in connection with any claim related to a Sellers’ Breach by the Sellers as the Sellers’ Representative, in its sole discretion, deems necessary or advisable in the performance of his duties as the Sellers’ Representative and to rely on their advice and counsel; and

(d)                      receive, hold and distribute to the Sellers monies released from the Escrow Account, if any, in accordance with the Escrow Agreement.

24.2                                 The appointment of the Sellers’ Representative will be irrevocable, and the Purchaser or any of the Group Companies after Completion may conclusively and absolutely rely, without inquiry, upon any actions of the Sellers’ Representative as the acts of the Sellers hereunder appointing the Sellers’ Representative, in all matters for which the Sellers’ Representative is specifically appointed in this Agreement to act on behalf of the Sellers. The Sellers’ Representative or its board members will not be responsible to the Purchaser or any of the Group Companies after Completion for any loss or damage any of them may suffer by reason of the performance by the Sellers’ Representative of such Sellers’ Representative’s duties under this Agreement, other than loss or damage arising from gross negligence or wilful misconduct in the performance of such Sellers’ Representative’s duties under this Agreement. Each of the Sellers appointing the Sellers’ Representative hereby undertakes to ratify and confirm all that the Sellers’ Representative will do or cause to be done in its capacity as Sellers’ Representative provided that it is within the scope of such appointment.

25                                           TRANSITIONAL PROVISIONS

25.1                                 Insurances

The Sellers shall procure that all insurance cover arranged by the Group Companies, the Business and Assets is (as far as possible) continued after Completion on a month to month basis but for a maximum period of three (3) months after the Completion Date. The Purchaser shall ensure that the Group Companies shall pay the relevant insurance premiums due in respect of those insurance facilities still being used by the Group Companies after Completion. With effect from Completion and to the extent applicable, the Sellers shall ensure, to the extent legally possible, that the Group Companies become the loss payee (any costs associated therewith being for the account of the Group Companies) under any policy of insurance pursuant to which any of the Group Companies is insured immediately prior to Completion, in respect of any event for which the relevant Group Companies are covered on the basis of any insurance policy then in effect, and which event occurs, or results from acts or omissions occurring, prior to the Completion Date.

26                                           COSTS AND EXPENSES

26.1                                 Costs and expenses

Save as expressly otherwise provided in this Agreement, each Party shall bear its own costs and expenses, including the fees and expenses of its legal and other advisers, incurred in connection with the preparation, negotiation and signing of this Agreement, it being understood that the costs of the Sellers shall be paid by the Company (the Sellers’ Costs). The Sellers shall reimburse the Purchaser for the Sellers’ Costs by transferring a certain number of Consideration Shares to the Purchaser which number of Consideration Shares shall be calculated by converting the amount of the Sellers Costs in the equivalent USD amount at the applicable Exchange Rate at Completion and by dividing such amount by the average five (5) day average share price at closing of trade of the Parent Common Stock on the five (5) trading days immediately preceding the Completion Date.

26.2                                 Notarial deed of transfer

The costs and expenses of the notarial deed of transfer related to this Agreement and other notarial documentation required to give effect to the transfer of the Shares shall be borne by the Purchaser.

27                                           PAYMENTS

27.1                                 Bank accounts

Unless expressly stated otherwise, all payments to be made under this Agreement shall be made in Euros:

(a)                       if to the Sellers, to the Sellers’ Account;

(b)                       if to the Purchaser, to the Purchaser’s Account; and

(c)                        if to the Notary, to the Notary Account.

27.2                                 Interest

Save as expressly otherwise provided in this Agreement, if a Party defaults in the payment when due of any sum payable under this Agreement, it shall pay interest on the basis of the then applicable three (3) months EURIBOR rate on that sum from the date on which payment is due until the date of actual payment (as well after as before judgment), which interest shall accrue from day to day and be compounded monthly.

27.3                                 No counterclaim or set-off

All payments made by the Sellers under this Agreement shall be made free of any counterclaim or set-off and without deduction or withholding of any kind other than any deduction or withholding required by Applicable Laws.

27.4                                 Deduction or withholding

If the Sellers are required by Applicable Laws to make a deduction or withholding in respect of any sum payable under this Agreement, the Sellers shall pay to the Purchaser such additional amounts as are necessary to ensure receipt by the Purchaser of the full amount which would have been received but for the deduction or withholding.

28                                           ASSIGNMENT

28.1                                 None of the Parties shall be entitled to assign (or cause to be transferred, whether by specific or general title) this Agreement or any of its rights hereunder, or transfer any of its duties or obligations under this Agreement, or create any Encumbrance on its rights hereunder, without the prior written consent of the Sellers (in case of assignment by the Purchaser) or the Purchaser (in case of assignment by any of the Sellers), provided that the Purchaser shall be entitled:

(a)                       to assign this Agreement to any of the companies in the Purchaser’s Group; and

(b)                       to assign this Agreement to a purchaser of the Company.

28.2                                 Any purported assignment, transfer or Encumbrance in contravention of this Clause 28 shall be deemed to be null and void.

29                                           ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, oral or written between parties, with respect to the subject matter of this Agreement.

30                                           AMENDMENTS

This Agreement may not be amended, supplemented or terminated nor may any provisions thereof be waived except by a written instrument signed by the Parties.

31                                          WAIVER

Except as expressly stated otherwise in the Agreement, no omission or delay on the part of any Party in exercising any right, power, or remedy under this Agreement, shall prejudice or impair such right, power or remedy or be construed as a waiver thereof. Any single or partial exercise of such right, power or remedy shall not preclude any other or future exercise thereof or the exercise of any other right, power or remedy.

32                                           NO THIRD PARTY BENEFICIARIES

This Agreement is concluded for the benefit of the Parties and their respective Affiliates, successors and permitted assigns and nothing herein is intended to nor shall implicitly confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, except to the extent expressly stated otherwise in this

Agreement.

33                                           INVALIDITY

If any of the provisions (or any part of a provision) of this Agreement, or the applicability thereof to any Party or circumstance, shall be found by a court, arbitrator or other Governmental Entity to be void or unenforceable or in conflict with the Applicable Laws of any state or jurisdiction it shall be deemed severed from this Agreement and it shall not affect or impair:

(a)                       the legality, validity or enforceability in that jurisdiction of any other provision (or the remaining part of the relevant provision) of this Agreement; or

(b)                       the legality, validity or enforceability under the Applicable Laws of any other relevant jurisdiction of that or any other provision of this Agreement.

The subject provision shall be replaced by a valid, legal and enforceable provision which, seen in the context of this Agreement as a whole, approximates as close as possible to the original intent of the Parties and of the subject provision.

34                                           NOTICES

34.1                                 Any Notice shall be in writing and sent to the address or facsimile number of such other Party set out below or at such other address as the Party to be given Notice may have notified to the other Parties from time to time:

If to the Sellers, Noorderhuys, Hoeksema and Wesselink:

Attn:	Mr R.T. Hoeksema
Address:	Daniel Stalpertstraat 46 hs, (1072 XH) Amsterdam, the Netherlands

If to Purchaser:

Name:	SFXE Netherlands Holdings B.V.
Attn:	General Counsel
Address:	430 Park Avenue, 6th floor, New York, NY 10022 USA

If to the Parent:

Name:	SFX Entertainment I Inc.
Attn:	General Counsel
Address:	430 Park Avenue, 6th floor, New York, NY 10022 USA

If to the Company:

Name:	Accepté Holding B.V.
Attn:	Mr R.T. Hoeksema
Address:	Nieuwe Boteringestraat 28-30, (9712 PM) Groningen, the Netherlands

34.2                                 Deemed delivery

Any Notice shall be delivered by hand or courier, or sent by registered post or facsimile, and shall be deemed to have been received or served upon receipt or refusal thereof.

34.3                                 Formal service of documents

The provisions of Clause 34.1 and 34.3 shall not apply in relation to the formal service of documents for the purpose of litigation.

35                                           NOTARIAL INDEPENDENCE

The Parties acknowledge that the Notary works with Loyens & Loeff N.V., the firm that advises the Purchaser in the Transaction. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby expressly agree that:

(a)                       the Notary shall execute any notarial deeds related to this Agreement; and

(b)                       the Purchaser is assisted and represented by Loyens & Loeff N.V. in relation to this Agreement and any agreements that may be concluded, or disputes that may arise, in connection therewith.

36                                           NO RIGHT TO RESCIND OR NULLIFY AGREEMENT

Except as otherwise provided for in this Agreement, to the extent permitted by Applicable Laws, the Parties hereby waive their rights, if any, to annul, rescind or, after Completion, nullify, in whole or in part (gehele danwel partiële ontbinding en vernietiging), or to demand in legal proceedings the rescission (ontbinding) in whole or in part, or, after Completion, nullification (vernietiging) of, this Agreement, whether on the basis of error (dwaling) or otherwise, or to cancel or terminate (opzeggen) this Agreement.

37                                          GOVERNING LAW AND DISPUTES

37.1                                 Governing law

This Agreement shall be governed by and construed in accordance with the Applicable Laws of the Netherlands, without giving effect to the principles of conflict of laws thereof.

37.2                                 Disputes

Except as otherwise provided for in Clause 6.1, any dispute arising out of or in connection with this Agreement, including regarding the existence, validity or termination of this Agreement is subject to the exclusive jurisdiction of the competent courts in Amsterdam, the Netherlands.

38                                           COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original. All the counterparts together shall constitute one and the same instrument and may be exchanged between the Parties by fax or by email as a PDF document.

39                                           EXCHANGE RATE

Where it is necessary to determine any monetary limit, threshold or amount for the purposes of this Agreement and the relevant monetary limit, threshold or amount is expressed in a currency other than Euros, the value of each limit, threshold or amount, as the case may be, shall be translated into Euros at the Exchange Rate on the date of occurrence of the event or circumstances bearing reference to the limit, threshold or amount to be so determined provided that should the event or circumstance relate to a period of more than one (1) day, then the applicable Exchange Rate shall be the average of the Exchange Rate over the duration of the event or circumstance.

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning of this Agreement.

[ANNEXES, SCHEDULES AND SIGNATURE PAGE(S) TO FOLLOW]

ANNEX A — THE SELLERS

ACCEPTÉ B.V.

MR VAN DER MEER

MR BEUTE

ANNEX 1.1 — DEFINITIONS

2011 Accounts

means the Company’s unaudited consolidated annual accounts in respect of the period of 1 January 2011 up to and including 31 December 2011 consisting of a balance sheet and a profit and loss account with explanatory notes thereto and a director’s report of the Company’s board of managing directors accompanied by an unqualified auditors statement, all in accordance with Dutch GAAP;

2012 Accounts

means the Company’s audited consolidated annual accounts in respect of the period of 1 January 2012 up to and including 31 December 2012 consisting of a balance sheet, a cash flow statement and a profit and loss account with explanatory notes thereto and a director’s report of the Company’s board of managing directors accompanied by an unqualified auditors statement, all in accordance with IFRS;

2015 Accounts

means the Company’s audited consolidated annual accounts in respect of the period of 1 January 2015 up to and including 31 December 2015 consisting of a balance sheet, a cash flow statement and a profit and loss account with explanatory notes thereto and a director’s report of the Company’s board of managing directors accompanied by an unqualified auditors statement, all in accordance with IFRS;

Accounting Principles	means the accounting policies, practices, principles and treatments of the Group Companies as consistently applied as from 1 January 2012 in accordance with IFRS;

Accounts	means the 2011 Accounts, the 2012 Accounts and the Interim Accounts;

Acquisition Proposal	has the meaning ascribed thereto in Clause 19.1;

Act	has the meaning ascribed thereto in the Lock-Up Agreement;

Action

means any suit, legal action, claim, investigation, hearing, arbitration, audit, assessment or proceeding (including any legal proceeding, administrative enforcement proceeding or arbitration proceeding before any Governmental Authority);

Actual Working Capital	has the meaning ascribed thereto in Clause 5.4.4;

Affiliate	means: (i) in relation to any person other than an individual, any person which is Controlled by, Controls or is under common Control with, such person; and (ii) in relation to an individual, his close relatives. For the purposes of this definition, close relatives means, in relation to any individual: (i) his spouse, parents, siblings and children (including step children); (ii) the trustees, acting in their capacity as such trustees, of any trust of which he or any of his close relatives is a beneficiary, or in the case of a discretionary trust, is a discretionary object; and (iii) any person of which he and/or his close relatives have Control;

Agreement	means this agreement and all of its Annexes, Schedules and Recitals, as it may be supplemented or amended from time to time by the Parties in accordance with the terms hereof;

Annex	means the annexes attached to this Agreement;

Applicable Laws

means with respect to the relevant subject matter or person, any and all governmental (whether national, supranational, state, provincial, local or any other level), quasi governmental, or self regulatory body’s laws, regulations, ordinances, rules and any other provisions that are mandatory;

Assets	means all assets of the Company which are reflected in the Interim Accounts;

Balance Sheet Date	means 31 December 2012;

Balance Sheet Notice	has the meaning ascribed thereto in Clause 5.4.8;

Business	has the meaning given in Recital (C) to this Agreement;

Business Day	means a day (other than a Saturday or a Sunday or a public holiday) on which banks are open for business in the Netherlands and New York (United States of America);

Calculation Second Tranche Purchase Price	has the meaning ascribed thereto in Clause 6.1.3;

Cash	means all cash in hand or cash deposited in bank accounts or cash equivalents held in the name of the Group Companies minus Restricted Cash;

Cash and Debt Adjustment	has the meaning ascribed thereto in Clause 5.4.2;

Clause	means a clause of this Agreement;

Company	has the meaning ascribed thereto in the introduction of this

Agreement;

Completion	means the transfer of the Shares and the payment of the Initial Purchase Price under the terms and conditions of this Agreement;

Completion Date	has the meaning ascribed thereto in Clause 9.1.1;

Consideration Payment	has the meaning ascribed thereto in Clause 5.1(a);

Consideration Shares	has the meaning ascribed thereto in Clause 5.1(b);

Conditions Precedent	has the meaning ascribed thereto in Clause 7;

Control

means: (i) the ownership or control (directly or indirectly) of more than 50% of the ownership interests of the relevant person; or (ii) the right to appoint or remove (or the ability (whether in law or fact) to direct the appointment or removal of) the members of the governing body of the relevant person holding a majority of the voting rights at meetings of the governing body on all, or substantially all, matters;

Current Assets

as of any date means the current assets of the Company and its consolidated Subsidiaries calculated as of such date in accordance with IFRS consistently applied and as historically presented in the Accounts, for the avoidance of doubt excluding (i) Cash, (ii) any intercompany assets, and (iii) Foundation Assets, however including Restricted Cash;

Current Liabilities

as of any date means the current liabilities of the Company and its consolidated Subsidiaries calculated as of such date in accordance with IFRS consistently applied and as historically presented in the Accounts, for the avoidance of doubt excluding (i) any Debt and (ii) Foundation Liabilities;

Damages

means the aggregate of all payments necessary for the Purchaser and/or the Group Companies to be brought in the position it or they would have been in, if the Warranty Breach had not occurred, calculated in accordance with the provisions of sections 6:95 et. seq. of the DCC, inclusive all reasonable costs and expenses made and incurred by the Purchaser and/or the (relevant) Group Companies in connection therewith (inclusive the reasonable fees of outside advisors and legal counsels);

DCC	means the Dutch Civil Code;

Deed of Transfer	means a notarial instrument for the transfer of the Shares, substantially in the form attached hereto as Schedule 1.1(b);

Debt

means all (i) intra-group debt (unless otherwise agreed in writing by the Parties) and (ii) all interest bearing external debt including short-term and long-term interest bearing debts of any kind, financing payables, payables resulting from the acquisition of fixed assets, financial lease obligations, shareholder loans including accrued interest, promissory notes, recourse or non-recourse factoring, liabilities on bill accepted and drawn, guaranteed indebtedness, prepayment penalties, contingent liabilities, accrued interest, hedging losses, corporate income tax obligations, all liabilities to the shareholders of the Business (including any declared but unpaid dividends and other distributions), loans payable to lessors, costs in connection with the Transaction, and non-accrued incentive payments for the management of any of the Companies, however excluding the Sellers’ Costs;

Disclosure Letter	means the letter from the Sellers to the Purchaser substantially in the form attached hereto as Schedule 1.1(a);

Employee	means a current or former employee of the Company or one of its subsidiaries, that has or had an employment agreement with one of the Group Companies;

Encumbrance	means a mortgage, charge, pledge, lien or any other security interest of any kind (zakelijk zekerheidsrecht);

Escrow Account	has the meaning ascribed thereto in Clause 17;

Escrow Agent	means Deutsche Bank Trust Company Americas, a New York banking corporation, a wholly-owned subsidiary of Deutsche Bank AG;

Escrow Agreement	means the escrow agreement to be entered into by and between the Parties substantially in the form attached hereto as Schedule 9.3(n);

Escrow Consideration Shares	has the meaning ascribed thereto in Clause 9.3(v);

Estimated Balance Sheet	has the meaning ascribed thereto in Clause 5.4.5;

Event	means any transaction, event, act or omission and any transaction, event, action or omission deemed to occur for Tax purposes;

Exchange Rate

means, in relation to any currency to be converted into or from Euros for the purposes of this Agreement, the average five (5) day spot rate of exchange (closing mid-point) for that currency into or, as the case may be, from Euros, as published in the London edition of the Financial Times published on the five (5) Business Days immediately prior to the relevant date or, where no such rate of exchange is published in respect of that date, at the rate quoted on the appropriate page of the Reuters screen as at the close of business in Amsterdam on the five (5) Business Days immediately prior to the relevant date;

Exceptional Items

means all items arising not in the ordinary course of the Business, including (without prejudice to the generality of the foregoing):

(a)                                 profits on the disposal of tangible fixed assets;

(b)                                 release of credits resulting from overpayment by clients or failure to invoice suppliers;

(c)                                  proceeds received in connection with litigation (if and to the extent only in excess of the associated litigation costs);

(d)                                 proceeds received under any other insurance policy if and to the extent only in excess of the replacement costs of the relevant insured asset to the extent the loss was recorded in the same fiscal period;

(e)                                  gifts or grants or awards;

(f)                                   any sums received by the Group Companies otherwise than as a result of normal trading activities or being an exceptional loss nor otherwise provided for herein;

(g)                                  interest (including in respect of any loans to the Purchaser at rates from time to time agreed) received by the Purchaser or any other member of the Group Companies, except for interest accrued on cash amounts required to carry out the Business in the ordinary course;

(h)                                 any non-core business income or one-time non-operational income or expenses;

(i)                                     release of any prior accruals,

for the avoidance of doubt, any losses or gains arising from bad debts are considered as arising in the ordinary course of Business;

Expert	has the meaning ascribed thereto in Clause 5.4.9;

Export Approvals	has the meaning ascribed thereto in clause 21.2 of Annex 10.1;

FCPA	has the meaning ascribed thereto in clause 17.2 of Annex 10.1;

Final Balance Sheet	has the meaning ascribed thereto in Clause 5.4.8;

Foreign Country	has the meaning ascribed thereto in clause 9.2 of Annex 10.1;

Foundation

means Stichting Paylogic Foundation, a foundation incorporated under the laws of the Netherlands, having its official seat in Groningen, the Netherlands and its office address at Nieuwe Boteringestraat 28-30, 9712PM Groningen, the Netherlands;

Foundation Adjustment	has the meaning ascribed thereto in Clause 5.4.3;

Foundation Assets

as of any date means the assets of the Foundation, including the Foundation cash, calculated as of such date in accordance with IFRS consistently applied and as historically presented in the 2012 Accounts and the Interim Accounts;

Foundation Liabilities

as of any date means the liabilities of the Foundation, calculated as of such date in accordance with IFRS consistently applied and as historically presented in the 2012 Accounts and the Interim Accounts;

Governmental Entity

means any international, European Union, national, provincial or local governmental body, regulatory body or authority exercising an executive, legislative, judicial, regulatory, administrative or other governmental function with jurisdiction in respect of the relevant matter;

Group or Group Companies	has the meaning given in Recital (C) to this Agreement;

IFRS	means International Financial Reporting Standards;

Initial Consideration	means the amount equal to the Consideration Payment;

Initial Purchase Price	has the meaning ascribed thereto in Clause 5.1;

Intellectual Property Rights	means all the intellectual property rights as listed in Appendix 19.1;

Interim Accounts

means the Company’s consolidated annual accounts in respect of the period of 1 January 2013 up to and including the end of the quarter immediately preceding the Closing Date consisting of a balance sheet, a cash flow statement and a profit and loss account together with explanatory notes thereto, all in accordance with IFRS;

Interim Balance Sheet Date	means 30 September 2013;

Key Employees	has the meaning ascribed thereto in Clause 7.1(b);

Key Employment Agreements	means the employment agreements to be entered into by and between the Company and the Key Employees substantially in the form attached hereto as Schedule 7.1(b);

Leases	all leases the Group Companies have entered into, as listed in Appendix 9.2;

Lock-Up Agreement	means the lock-up agreement to be entered into by and between the Parent and each of the Sellers substantially in the form attached hereto as Schedule 9.3(u);

Long Stop Date	has the meaning ascribed thereto in Clause 7.4;

Material Adverse Effect

means any change, event, fact, occurrence or condition that is or will become, individually or in the aggregate, material adverse to the Business, assets, liabilities, financial condition, results or prospects of the Group Companies, taken as a whole, but excluding any effect to the extent such effect (i) affects or is likely to affect all companies and businesses carrying on similar business in countries in which the Group Companies carry on their Business, (ii) is a result of changes or developments in financial or securities markets or in exchange or interest rates, (iii) arises from any change in Applicable Laws after the date of this agreement.

Material Agreements	all the agreements the Group Companies have entered into, as listed in Appendix 12.1;

Net Income	means the operating trading profit of the Group Companies:

(a) after charging or providing for all losses, costs,

charges and expenses borne or incurred by the Group Companies and properly chargeable against revenue including (without prejudice to the generality of the foregoing):

(i)            fees and remuneration including commissions and bonuses and all contributions to pension schemes including a deemed charge for the market rate remuneration costs of all executives of the Group Companies (whether or not such costs are paid);

(ii)           all other expenses of working and management including staff costs (including contributions to pension schemes in such amounts as are necessary to ensure that the relevant company has complied with its obligations to ensure that all such schemes are fully funded) and any bonus payments, operating, financial and administrative expenses;

(iii)          all other payments to employees or consultants of the Group Companies which would not otherwise be paid if the relevant person was not engaged in the Business of the Group Companies (whether such payments are made by the Group Companies or not);

(iv) amortisation (including depreciation);

(v) full and adequate provision for bad and doubtful debts irrecoverable work in progress and all liabilities of the Group Companies;

(vi) interest, including interest (or if none is charged, notional interest at the rate agreed) on loans from the Purchaser, payable by the Purchaser;

(vii) expenditure in connection with leasing or hiring commitments incurred directly for the purposes of the Group Companies’ trade;

(viii) all rental (on a full market basis) and other costs in relation to the occupation by the Group Companies of all premises from time to time occupied by it;

(ix) expenditure and provision in respect of legal claims;

(x)                               any losses attributable to foreign exchange exposure or dealings by the Group Companies to the extent such losses arise out of the ordinary trading activities of the Group Companies pursuant to dealings with customers and suppliers in the ordinary course of business;

(xi)                            any losses attributable to non-cash consideration in the form of financial assets received by the Group Companies from customers in payment for services rendered in the ordinary course of the Business;

(b) after making any provision and reserve for all forms of Tax levied upon or measured by reference to the profits earned by the Group Companies in any prior period;

(c)           after making appropriate adjustments so that items are dealt with in the profit and loss account for the period in which they should properly be recognised in accordance with IAS/Accounting Principles/IFRS;

(d) after deducting in respect of the figure resulting from all of the foregoing provisions the prevailing statutory rate of Tax applicable to the Group Companies;

Noorderhuys

means Noorderhuys Participaties B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Heerenveen, the Netherlands, and its office address at Mercatorweg 2 b, (8501 XK) Joure, the Netherlands;

Notary	means Mr. P.G. van Druten or another civil law notary (notaris) (or such notary’s substitute) of Loyens & Loeff N.V. in

Amsterdam;

Notary Account

means the trust account (kwaliteitsrekening) of the Notary (account number: 55.72.97.133 in the name of Loyens & Loeff Amsterdam Derdengelden Notariaat, Postbus 2888, 3000 CW Rotterdam at ABN AMRO Bank; Swift/BIC ABNANL2A; IBAN: NL 62 ABNA0557 2971 33;

Notice	means a notice to be given by a Party to another Party under this Agreement;

Parent	has the meaning ascribed thereto in the introduction of this Agreement;

Parent Common Stock	has the meaning ascribed thereto in Clause 5.1(b);

Party or Parties	has the meaning ascribed thereto in the introduction of this Agreement;

Permits	has the meaning ascribed thereto in clause 16.1 of Annex 10.1;

Personal Holding Company	has the meaning ascribed thereto in Clause 16.2;

Proposed Balance Sheet	has the meaning ascribed thereto in Clause 5.4.5;

Purchase Price	has the meaning ascribed thereto in Clause 5.1;

Purchaser	has the meaning ascribed thereto in the introduction of this Agreement;

Purchaser’s Account	means the bank account of the Purchaser as specified by the Purchaser to the Notary, or the Sellers, as applicable, from time to time;

Purchaser Indemnified Parties	shall have the meaning ascribed thereto in Clause 13.1;
Purchaser’s Group	means the Purchaser and its Affiliates;

Purchaser’s Warranties	has the meaning ascribed thereto in Clause 10.9;

Related Person	means any Affiliate and any other person or legal entity forming part of the group (as meant in section 2:24c DCC of which the legal entity concerned forms part;

Relevant Proportion	means in respect of a Seller a fraction: (i) the numerator of which is the number of Consideration Shares shall be held by that Seller; and (ii) the denominator of which is the total number of Consideration Shares to be held by all Sellers, in each case as set forth in Clause 5.2;

Relief

means any relief, allowance (including without limitation amortisation or depreciation), credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to repayment of or savings of Tax;

Representatives

means any and all persons authorised to represent the entity concerned, whether or not the authority is subject to limitations, as well as any of the professional advisors or other representatives (however named) of such entity;

Restricted Cash

means any and all cash in hand or cash deposited in bank accounts or cash equivalents held in the name of the Group Companies which is earmarked for a specific purpose and which is therefore not available for immediate and general use by the Group Companies;

Total Shares	has the meaning ascribed thereto in Recital (A) to this Agreement;

Schedules	means the schedules attached to this Agreement;

Second Tranche Purchase Price	has the meaning ascribed thereto in Clause 6.1.1;

Second Tranche Consideration Shares	has the meaning ascribed thereto in Clause 6.1.6(b);

Second Tranche Shares	has the meaning ascribed thereto in Clause 3;

Second Tranche Completion Date

means ultimately fifteen (15) Business Days after the receipt by the Sellers of the Calculation Second Tranche Purchase Price, or, if the Calculation Second Tranche Purchase Price is disputed, ten (10) Business Days after the final determination of the Second Tranche Purchase Price, or such other date as the Parties may agree in writing;

Securities Act	has the meaning ascribed thereto in Clause 22.1;

Sellers	has the meaning ascribed thereto in the introduction of this Agreement;

Sellers’ Account	means the bank account of the Sellers as specified by the Sellers to the Notary, or the Purchaser, as applicable, from time to time;

Sellers’ Breach	means any breach by any of the Sellers under or in connection with this Agreement;

Sellers’ Costs	has the meaning ascribed thereto in Clause 26.1;

Sellers’ Group	means the Sellers and their Affiliates (other than the Group Companies) at any time before Completion;

Sellers’ Representative	has the meaning ascribed thereto in Clause 24.1;

Sellers’ Warranties	means the warranties included in Annex 10.1;

Selling Companies	has the meaning ascribed thereto in the introduction of this Agreement;

Selling Shareholders	has the meaning ascribed thereto in the introduction of this Agreement;

Settlement Agreement	has the meaning ascribed thereto in Clause 9.3(d);

Shares	has the meaning ascribed thereto in Clause 2.1.1;

Shares 1	has the meaning ascribed thereto in Clause 2.1.2(a);

Shares 2	has the meaning ascribed thereto in Clause 2.1.2(b);

Shares 3	has the meaning ascribed thereto in Clause 2.1.2(c);

Shares 4	has the meaning ascribed thereto in Clause 2.1.2(d);

State Laws	has the meaning ascribed thereto in Clause 22.1;

Subordinated Loan	has the meaning ascribed thereto in Clause 9.3(d)(iii);

Subsidiaries	means Paylogic Nederland B.V., Getlogic Nederland B.V. and Paylogic Deutschland GmbH;

Subsidiary Shares	means the issued and outstanding shares in the share capital of the Subsidiaries;

Target Working Capital	has the meaning ascribed thereto in Clause 5.4.1;

Tax

means all forms of tax, levy, duty, impost, social security charges and contributions, health security contributions, any other contributions, any other obligations comparable to tax related ancillary obligations, withholdings of any nature whatsoever as well as special charges of any kind and other monetary obligations, together with all interest, penalties, additions, damage, fines, thereto, relating to any of them, whether disputed or not and regardless of whether these items are chargeable directly or primarily against or attributable directly or primarily to any other person and of whether any amount in respect of any of them is recoverable from any other person;

Tax Audit	an investigation by any Tax Authority in connection with Tax relating to or affecting any of the Group Companies;

Tax Authority	means any Governmental Entity, taxing authority or other authority competent to impose or collect any Tax;

Tax Claim

means the issue of any notice, letter or other document by or on behalf of any Tax Authority (or the taking of any other action by or on behalf of any Tax Authority) from which notice, letter, document or action it appears that a Tax Liability is to be, or may come to be, imposed on or collected from any of the Group Companies;

Tax Documents	has the meaning ascribed thereto in Clause 15.2(b);

Tax Indemnity Payment	has the meaning ascribed thereto in Clause 14.1;

Tax Liability

means (i) any liability to make actual payments of Tax (or amounts in respect of Tax), regardless of whether any such liability shall have been discharged in whole or in part on or before Completion, and (ii) the loss of any Relief, including a loss as a result of the setting off of any Relief against income, profits or gains or against any Tax otherwise chargeable;

Tax Return

means any return, (including any information return), report, statement, declaration, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any requirement relating to Tax;

Transaction	means the sale and purchase of the Shares, on the terms and subject to the conditions of this Agreement;

Unconditional Date	means the Business Day on or by which all Conditions Precedent (other than the Conditions Precedent to be performed at Completion, such as, without limitation the Conditions Precedent as set forth in Clause 7.1.2) have been fulfilled (or waived in accordance with the provisions of this Agreement);

Warranty Breach	has the meaning ascribed thereto in Clause 10.8; and

Working Capital	as of any date, means the Current Assets minus the Current Liabilities calculated as of such date in accordance with IFRS consistently applied and as historically presented in the Accounts;

Working Capital Adjustment	has the meaning ascribed thereto in Clause 5.4.4.

ANNEX 10.9 — PURCHASER’S WARRANTIES

A.            The Purchaser is a company duly incorporated and validly existing under the laws of the jurisdiction where it has been incorporated.

B.            The Purchaser has full corporate power and authority to enter into this Agreement and to perform fully the obligations to be performed by it hereunder (such as without limitation the issues of the Consideration Shares to the Sellers), and this Agreement is valid and binding upon the Purchaser and enforceable in accordance with its terms.

C.            The Parent has full corporate power and authority to issues the Consideration Shares to the Sellers, taking into account its obligations towards underwriters.

D.            The execution and delivery of this Agreement by the Purchaser will not, and the consummation of the Transaction and the compliance by the Purchaser with the provisions of this Agreement will not, result in a breach of or constitute a default under (i) any provision of the articles of association or other constitutional documents of the Purchaser or (ii) any decree, order, rule of any court or government or agency thereof which is binding on the Purchaser or (iii) any underwriting or similar agreement.

E.            Other than as referred to in this Agreement, no consent or approval by, notice to or registration with any Governmental Entity or other authority is required on the part of the Purchaser in connection with the execution of this Agreement or the consummation of the Transaction.

F.            The Purchaser has obtained all relevant internal approvals to enter into this Agreement, to perform the obligations to be performed by it hereunder and to complete the Transaction.

G.            The Consideration Shares are validly issued and fully paid up shares in the capital of the Parent and are free from Encumbrances.

SIGNATURE PAGES

Accepté B.V.

/s/ R.T. Hoeksema
Name:	R.T. Hoeksema
Title:	Director

Address:	Nieuwe Boteringestraat 28-30, (9712 PM) Groningen, the Netherlands
Attention:	Mr T. Hoeksema
Tel:	088 7000100
Fax:	088 7000156
E-mail:	theo.hoeksema@paylogic.com

Noorderhuys Participaties B.V.

/s/ J.A. Osinga		/s/ J Ten Cale
Name:	Noorderhuys Participaties Management B.V.	Name:	Noorderhuys Participaties Management B.V.
Name:	J.A. Osinga	Name:
Title:	Director	Title:	Attorney

Address:	Mercatorweg 2 b, 8501XK Joure, the Netherlands
Attention:	Mr J. Ritchi
Tel:	0513 672740

Mr R.T. Hoeksema

/s/ R.T. Hoeksema

Address:	Daniel Stalpertstraat 46 Hs, (1072 XH) Amsterdam, the Netherlands
Tel:	+31 6 21283530
Email:	theo.hoeksema@paylogic.com

Mr B.J. Wesselink

/s/ B.J. Wesselink

Address:	Oostersingel 23-5, (9713 EX) Groningen, the Netherlands

Tel:	+31 6 11242836
Email:	bart.wesselink@paylogic.com

Mr J.W. Van der Meer

/s/ J.W. Van der Meer

Address:	Plantage Muidergracht 63 Hs, (1018 TM) Amsterdam, the Netherlands
Tel:	+31 6 50734384
Email:	janwillem.vandermeer@paylogic.com

Mr B. Beute

/s/ B. Beute

Address:	Marnelaan 39, (9727 DS) Groningen, the Netherlands
Tel:	+31 6 24820262
Email:	berco.beute@paylogic.com

Purchaser

SFXE Netherlands Holdings B.V.

/s/ Mitchell Slater		/s/ Sheldon Finkel
Name:	Mr M. Slater	Name:	Mr S. Finkel
Title:	Director	Title:	Director

Address:	Prins Bernhardplein 200, (1097JB) Amsterdam, the Netherlands
Attention:	General Counsel
Tel:	646-561-6385
Fax:	646-417-7393
E-mail:	howard@sfxii.com

Parent

SFX Entertainment, Inc.

/s/ Sheldon Finkel		/s/ Mitchell Slater
Name:	Sheldon Finkel	Name:	Mitchell Slater
Title:	Vice Chairman	Title:	Vice Chairman

Address:	430 Park Avenue, 6th floor, New York, NY 10022 USA
Attention:	General Counsel
Tel:	646-561-6385
Fax:	646-417-7393
E-mail:	howard@sfxii.com

Company

Accepté Holding B.V.

/s/ R.T. Hoeksema
Name:	R.T. Hoeksema
Title:	Director

Address:	Nieuwe Boteringestraat 28-30, (9712 PM) Groningen, the Netherlands
Attention:	Mr T. Hoeksema
Tel:	088 7000100
Fax:	088 7000156
Email:	theo.hoeksema@paylogic.com